Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

By and among

RAFAEL HOLDINGS, INC.,

RH MERGER I, INC.,

RH MERGER II, LLC,

and

RAFAEL PHARMACEUTICALS, INC.

Dated as of June 17, 2021

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Exhibits and Schedules:

Exhibit A: Certain Definitions	A-1
Exhibit B-1: Support Agreement
Exhibit B-2: Company Stockholder Written Consent
Exhibit B-3: Voting Agreement
Exhibit B-4: Company Note Cancellation Agreement
Exhibit C: Lock-Up Agreement
Exhibit D: Letter of Transmittal
Exhibit E: Altira Acquisition Agreement
Exhibit F: Form of Amendment of Certificate of Incorporation
Schedule I: Lock-Up Parties
Schedule II: Post-Closing Managers and Officers of the Surviving Corporation
Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of June 17, 2021, by and among: RAFAEL HOLDINGS, INC., a Delaware corporation (“Parent”); RH MERGER I, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”); RH MERGER II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”); and RAFAEL PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.  Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub I will cease to exist as a separate corporate entity, and the Company will become a wholly-owned subsidiary of Parent.

B.  Parent, Merger Sub II and the Company thereafter intend that, on the terms and subject to the conditions set forth in this Agreement and immediately after the Effective Time, the Company shall merge with and into Merger Sub II (the “Subsequent Merger” and, together with the Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger, pursuant to the provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”).

C.  The Board of Directors of the Company (the “Company Board”), has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the Voting Agreements, Support Agreements and Lock-Up Agreements (the “Contemplated Transactions”), are advisable and fair and in the best interests of the Company and its stockholders (other than Parent, its Affiliates and Howard Jonas, and their respective affiliates, as to which fairness the Company Board has not made any determination), (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Mergers, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholders vote to adopt this Agreement and approve the consummation of the Mergers;

D.  The board of directors of Parent (the “Parent Board”), following a resolution from its special committee (the “Parent Special Committee”) recommending entry into this Agreement and consummation of the Mergers, has (a) determined that this Agreement, the Mergers and the Contemplated Transactions are advisable and fair and in the best interests of the Parent and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Parent and approved the Mergers, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Parent Stockholders vote to adopt this Agreement and approve the consummation of the Mergers (the “Special Committee Recommendation”);

E.  The board of directors of Merger Sub I has (a) determined that this Agreement, the Mergers and the Contemplated Transactions are advisable and fair and in the best interests of Merger Sub I and its stockholder, (b) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub I and approved the Mergers subject to the required stockholder votes to adopt this Agreement and approve the consummation of the Mergers;

F.  Merger Sub II has authorized and approved, in accordance with its limited liability company agreement and the DLLCA, the execution, delivery and performance of this Agreement by Merger Sub II and approved the Subsequent Merger subject to the required member vote to adopt this Agreement and approve the consummation of the Subsequent Merger;

G.  The Parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

H.  Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub I and Merger Sub II to enter into this Agreement, (a) each of the directors and executive officers of the Company and certain other Company Stockholders have entered into a Support Agreement with Parent and the Company in substantially the form attached hereto as Exhibit B-2 (and collectively with the Company stockholder written consent appended thereto (the “Company Stockholder Written Consent”) and in the form attached to this Agreement as Exhibit B-1 (the “Support Agreements”), which support agreements include an agreement from the holders of Company Preferred Stock (including any Company Preferred Stock issuable upon exercise of convertible securities) who are affiliated with Parent or Howard Jonas to convert their Company Preferred Stock to Company Common Stock automatically upon a conversion to Company Common Stock of all other Company Preferred Stock in the limited circumstance specified therein and (b) each of those stockholders of the Company and the Parent listed on Schedule I hereto has entered into a lock-up agreement providing for post-Closing restrictions on the ability of such individuals with respect to the transfer of shares of Parent Common Stock to be issued to them pursuant to this Agreement and/ or otherwise owned, as applicable, in substantially the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”); and

I.  Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Howard Jonas shall have entered into a Voting Agreement with the Company in substantially the form attached hereto as Exhibit B-3 (the “Voting Agreement”).

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. TRANSACTION

1.1  The Mergers.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I shall be merged with and into the Company and the separate corporate existence of Merger Sub I shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Initial Surviving Corporation”) and, after the Merger, shall be a direct wholly owned Subsidiary of Parent and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers, franchises and authority, shall continue unaffected by the Merger, except as set forth in Section 1.2 (Effect of the Mergers). The Merger shall have the effects specified in the DGCL.

(b)  Upon the terms and subject to the conditions set forth in this Agreement, at the Subsequent Merger Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Sub II and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease. Merger Sub II shall be the surviving entity in the Subsequent Merger (sometimes hereinafter referred to as the “Surviving Company”) and, after the Subsequent Merger, shall continue to be an direct wholly owned Subsidiary of Parent and the separate corporate existence of Merger Sub II, with all of its rights, privileges, immunities, powers, franchises and authority, shall continue unaffected by the Subsequent Merger, except as set forth in Section 1.2 (Effect of the Mergers). The Subsequent Merger shall have the effects specified in the DGCL and the DLLCA.

1.2  Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Corporation, and (b) at the Subsequent Merger Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities and duties of the Initial Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

1.3  Closing; Effective Time. The Parties shall cause the Merger to be consummated at a closing (the “Closing”) to take place by means of a virtual closing through electronic exchange of signatures at 9:00 a.m., Eastern time, on a date to be mutually designated by the Company and Parent, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 (Conditions Precedent to the Obligations of Each Party), 7 (Conditions Precedent to Obligations of Parent and Merger Sub) and 8 (Conditions Precedent to Obligations of Company) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs in accordance with this Agreement is referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, Merger Sub I and the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is permissible under the DGCL and as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger for the Merger (the “Effective Time”). Immediately following the Effective Time, the Initial Surviving Corporation and Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Subsequent Merger (the “Certificate of Merger for Subsequent Merger”) executed in accordance with the relevant provisions of the DGCL and the DLLCA, and the Parties shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the Subsequent Merger. The Subsequent Merger shall become effective at the time when the Certificate of Merger for Subsequent Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as is permissible under the DGCL and the DLLCA and as may be agreed by the Parties in writing and specified in the Certificate of Merger for the Subsequent Merger (the “Subsequent Merger Effective Time”).

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.

(a)  At the Effective Time, the certificate of incorporation of the Initial Surviving Corporation shall be amended and restated in its entirety to be the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time. At the Subsequent Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II shall be amended and restated in their entirety to be the certificate of formation and limited liability company agreement of the Surviving Company as in effect immediately prior to the Subsequent Merger Effective Time.

(b)  The bylaws of the Initial Surviving Corporation shall be amended and restated immediately in their entirety as of the Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time. Immediately after the Subsequent Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub II shall be the certificate of formation and limited liability company agreement of the Surviving Company as in effect immediately prior to the Subsequent Merger Effective Time.

(c)  The directors and officers of the Initial Surviving Corporation immediately after the Effective Time and the managers and officers of the Surviving Company immediately after the Subsequent Merger Effective Time shall be the respective individuals set forth on Schedule II, until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the applicable certificate of incorporation, bylaws, limited liability company agreement and applicable Law. Parent may amend Schedule II to the extent any person named thereon shall become unavailable to serve in the capacity set forth therein.

1.5  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub I, Merger Sub II, the Company or any stockholder of the Company:

(a)  any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)  any shares of Company Capital Stock then held by Parent, Merger Sub I, Merger Sub II or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided that with respect to Subsidiaries of Parent that are not wholly owned such cancellation shall be with respect to the portion of the Company Capital Stock that Parent would own if the Subsidiary were dissolved and the Company Capital Stock was distributed to the owners of the Subsidiary;

(c)  except as provided in Section 1.5(a) and Section 1.5(b) of this Section 1.5 (Conversion of Shares) and subject to Section 1.9 (Exchange/Payment), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to exist, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, the applicable Per Share Merger Consideration; and

(d)  each share of the common stock, $0.01 par value per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Initial Surviving Corporation and each stock certificate of Merger Sub I evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the Initial Surviving Corporation; and at the Subsequent Merger Effective Time, by virtue of the Subsequent Merger and without any action on the part of the holder of any capital stock of the Initial Surviving Corporation or on the part of the sole member of Merger Sub II (i) each membership unit of Merger Sub II, issued and outstanding immediately prior to the Subsequent Merger Effective Time, shall remain outstanding immediately following the Subsequent Merger Effective Time, and (ii) each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation, issued and outstanding immediately prior to the Effective Time, shall be cancelled for no consideration.

(e)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.9 (Exchange/Payment) and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Trading Price.

(f)  If, between the date of the Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise), the number of Merger Shares and each applicable Per Share Merger Consideration ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise); provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited by the terms of this Agreement.

(g)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or book-entry share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or book-entry share or provides an affidavit of loss or destruction in lieu thereof in accordance with Section 1.9 (Exchange/Payment) (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

1.6  Treatment of Company Warrants, Company Options, Company Convertible Notes and Contingent Rights.

(a)  All Company Warrants shall be terminated at the Effective Time as contemplated by and in accordance with Section 5.13 (The 56% Warrant) and the applicable Support Agreement; provided that the Company Series C Warrant, to the extent not exercised by its holder prior to the Effective Time, shall be exchanged for a commensurate warrant to purchase shares of Parent or otherwise be settled by Parent and the Common Warrant Option, to the extent not exercised by its holder prior to the Effective Time, shall be exchanged for a commensurate warrant to purchase shares of Parent or otherwise be settled by Parent.

(b)  All holders of Company Options (“Converted Options”) held by employees or independent contractors of the Company as of immediately prior to the Closing Date shall, to the extent then unvested, vest in full immediately prior to the Closing Date. All holders of Converted Options (whether or not accelerated pursuant to the prior sentence) shall receive options to purchase shares of Parent Class B Common Stock as contemplated by this Section 1.6(b) (Treatment of Company Warrants, Company Options and the Company Convertible Notes); provided that the adjustments provided in this Section 1.6(b) with respect to any Company Options are intended to be effected in a manner that is consistent with Sections 424(a) and 409A of the Code (such replacement options, the “Parent Options”). The number of shares of Parent Class B Common Stock underlying the Parent Options shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to each such Converted Option held by such holder, as in effect immediately prior to the Effective Time, by (B) the Per Common Share Merger Consideration ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Class B Common Stock. The per share exercise price for the Parent Options shall be determined by dividing (x) the per share exercise price of such Converted Options held by such holder, as in effect immediately prior to the Effective Time, by (y) the Per Common Share Merger Consideration ratio and rounding the resulting exercise price up to the nearest whole cent. Any other restriction on the exercise of the Converted Options (excluding any vesting restriction) shall continue in full force and effect in the corresponding Parent Options. Except as set forth in this Section 1.6(b) (Treatment of Company Warrants, Company Options and Company Convertible Notes), the terms of the Converted Options shall remain unchanged. Except as set forth in this Section 1.6(b) (Treatment of Company Warrants and Company Options and Company Convertible Notes), the terms of the Converted Options shall remain unchanged

(c)  The Parties hereto intend that the Company Convertible Notes shall not be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Immediately prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts to cause each Company Convertible Note to be cancelled and extinguished and converted into the applicable Note Conversion Shares, in accordance with the terms of that certain form of Convertible Note Cancellation Agreement attached as Exhibit B-4 hereto, to be executed and delivered by each Company Noteholder prior to the Closing.

(d)  For the avoidance of doubt, the Parties hereto acknowledge and agree that, upon satisfaction (or waiver) of the conditions precedent in Articles VI, VII and VIII, and as of immediately prior to the Effective Time, shares of Company Capital Stock shall be issued to the holders of the Contingent Rights (as reflected in the Closing Payment Schedule) in accordance with their respective terms. At the Effective Time, such shares of Company Capital Stock shall be converted in accordance with the terms of Section 1.5 (Conversion of Shares) into the Per Line of Credit Share Merger Consideration and Per Bonus Share Merger Consideration, as applicable, or, to the extent applicable pursuant to Sections 1.5(a) or 1.5(b), canceled and retired for no consideration.

1.7  Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8  Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares), if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate, including any valid certificate representing any shares of Company Preferred Stock previously converted into shares of Company Common Stock outstanding immediately prior to the Effective Time, is presented to the Exchange Agent or to the Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9 (Exchange/Payment).

1.9  Exchange/Payment.

(a)  Prior to the Closing Date, Parent shall select a reputable entity to act as exchange agent in the Merger (the “Exchange Agent”). No later than the Closing Date, Parent shall deposit with the Exchange Agent (i) certificates or evidence of book-entry shares representing the Parent Class B Common Stock issuable pursuant to Section 1.5 (Conversion of Shares) (provided that any evidence of book entry shares to be issued in respect of Company Restricted Stock (to the extent consistent with the terms of such shares of Company Restricted Stock) will be subject to trading restrictions and a substantial risk of forfeiture under the terms of the applicable restricted stock agreements) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5 (Conversion of Shares).

(b)  Promptly after the Exchange Agent is retained by Parent (and in any event no more than three days following the Effective Time), the Exchange Agent shall mail to the holders of Company Capital Stock immediately prior to the Effective Time (including the former Company Noteholders after giving effect to cancellation and conversion of the Company Convertible Notes immediately prior to the Effective Time): (i) a letter of transmittal in substantially the form attached hereto as Exhibit D which includes a release in favor of the Company and Parent, confidentiality and other provisions on which the Company and Parent will rely (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Stock Certificates or book-entry shares in exchange for the Parent Common Stock and cash amounts payable in accordance with Section 1.5 (Conversion of Shares). Upon surrender of a Company Stock Certificate and delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent for payment, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration for each share evidenced by such Company Stock Certificate or book-entry shares determined pursuant to Section 1.5 (Conversion of Shares), within 10 Business Days of such surrender and delivery, and (B) the Company Stock Certificate or book-entry shares so surrendered shall be canceled. No holder of any Company Capital Stock or any instruments convertible into Company Capital Stock shall be entitled to receive any of the consideration in accordance with the preceding sentence without returning the completed and duly executed Letter of Transmittal. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form).

(c)  Neither Parent, the Surviving Company nor any of their respective Affiliates shall be liable to any holder or former holder of Company Capital Stock with respect to any shares properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d)  Each of Parent, the Company, the Exchange Agent, and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld.

1.10  No Appraisal or Dissenters’ Rights. In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

1.11  Extension of 56% Warrant. The expiration date of the 56% Warrant is hereby extended by the Company beyond August 15, 2021 and shall remain exercisable by the holder(s) thereof until the earlier of (i) upon the occurrence of the Effective Time, the Effective Time or (ii) if the Effective Time does not occur, the date that is calculated by adding (A) the number of calendar days this Agreement has been in effect prior to its termination in accordance with its terms, including the date hereof, to (B) August 15, 2021. Pharma Holdings, LLC, as the holder of the 56% Warrant, shall be an express Third Party beneficiary of this Section 1.11.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Merger Subs as of the date hereof, (a) except to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date, and (b) except as set forth in (i) the Company Disclosure Schedule (subject to the qualifications set forth in Section 10.15 (Disclosure Schedule)) or (ii) as disclosed in the Parent SEC Reports filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), as follows:

2.1  Due Incorporation; Etc.

(a)  The Company is a corporation duly organized and validly existing and in good standing under the Laws of Delaware.

(b)  The Company has no Subsidiaries and owns no equity interest in any other Person.

(c)  The Company is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.2  Certificate of Incorporation and Bylaws; Certificates of Designation. The Company has made available to Parent true and complete copies, in each case including all amendments thereto and as in effect as of the date of this Agreement, of (a) the Company Charter, (b) the Company’s bylaws and (c) each of the Certificates of Designation, and the Company is not in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

2.3  Capitalization, Etc.

(a)  As of the date of this Agreement: (i) the authorized Company Capital Stock consists solely of the authorized shares of Company Common Stock and Company Preferred Stock as set forth in Part 2.3(a)(i)of the Company Disclosure Schedule, (ii) the issued and outstanding shares of Company Capital Stock consist solely of such shares as are set forth on Part 2.3(a)(ii) of the Company Disclosure Schedule, (iii) all of the shares of Company Capital Stock issuable pursuant to the Company Warrants (including, without limitation, the 56% Warrant) are set forth in Part 2.3(a)(iii) of the Company Disclosure Schedule, and (iv) all of the shares of Company Capital Stock issuable pursuant to the Contingent Rights are set forth in Part 2.3(a)(iv) of the Company Disclosure Schedule. As of the date of this Agreement, the Company has reserved shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 4,721,365 shares are subject to outstanding and unexercised Company Options.

(b)  Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, (A) there are no existing options, warrants, calls, rights (including contingent rights, conversion rights, preemptive rights, co-sale rights, rights of first refusal, convertible securities, subscription rights or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities) issued or granted by the Company or Contracts to which the Company, any Company Stockholder or holder of Company Options or Company Warrants, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding restricted shares, stock appreciation rights, phantom stock, contingent value rights, profit participation or similar rights with respect to the Company.

(c)  There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or any holder of Company Warrants or Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(d)  All of the outstanding shares of Company Capital Stock and other securities (including Company Options and Company Warrants) of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts in all material respects. Each share of Company Preferred Stock is convertible into shares of Company Common Stock as set forth in the respective Certificates of Designation.

(e)  Part 2.3(e) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all holders of Company Capital Stock, Company Warrants, Company Options and all rights set forth in Part 2.3(a) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of all instruments related to all such rights.

(f)  All outstanding Company Options have been granted under the Company Equity Plan. The Company has made available to Parent true and complete copies of the Company Equity Plan and the forms of all stock option agreements and grant notices evidencing such Company Options. Part 2.3(f) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement of (i) the name and country of residence (if outside of the U.S.) of the holder of the Company Options, (ii) the number of shares of the Company Common Stock subject to such Company Options, (iii) the vesting schedule of such Company Option, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (iv) the grant date of such Company Option, (v) the exercise price of such Company Option, (vi) the expiration date of such Company Option, (vii) whether early exercise is permitted with respect to such Company Option, (viii) whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, and (ix) whether the holder is a current or former employee or service provider of the Company. Except as set forth in Section 1.6(b) (Treatment of Company Warrants, Company Options and Company Convertible Notes), no vesting of Company Options will accelerate in connection with the consummation of the Contemplated Transactions. No Company Option is or has been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. The treatment of the Company Options that have been granted under the Company Equity Plan as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plan.

2.4  Financial Statements.

(a)  The Company has made available to Parent true and complete copies of (i) the Company’s unaudited balance sheet for the year ended July 31, 2020 (“Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the Company’s unaudited statement of operations and statement of cash flows for the years then ended, (ii) the Company’s audited balance sheet for the year ended July 31, 2019 and the Company’s audited statement of operations and statement of cash flows for the year then ended, and (iii) the Company’s unaudited interim financial statements for the quarter ended December 31, 2020 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (x) were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except (A) as may be indicated in the footnotes to the Company Financial Statements and (B) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and (y) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

(b)  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of the Company Financial Statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) the assets of the Company have been recorded in conformity with GAAP. None of the Company, the Company’s independent auditors nor, to the Knowledge of the Company, any Company Service Provider, has identified or been made aware of any Fraud, whether or not material, that involves the Company’s management or other Company Service Provider who have a role in the preparation of the Company Financial Statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company Financial Statements. No attorney representing the Company has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975 and revised by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 450-20, Loss Contingencies) that are not adequately provided for in the Balance Sheet as required by Statement No. 5 as revised. There has been no material change in the Company’s accounting policies since the Company’s inception, except as described in the Company Financial Statements.

2.5  Absence of Certain Changes. Except as expressly contemplated by this Agreement, between December 31, 2020 and the date of this Agreement: (a) no event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) no event or action has occurred that, if taken after the date of this Agreement, would require the consent of Parent pursuant to Section 4.2 (Conduct of the Business of the Company) if such event or action occurred during the commencement of the Pre-Closing Period and ending on the Execution Date; or (c) except in connection with the Contemplated Transactions, the Company have used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

2.6  Title to Assets. Other than as would not be, individually or in the aggregate, material to the Company, the Company has good and valid title to all tangible assets owned or purported to be owned by it as of the date of this Agreement, other than Intellectual Property assets (which are covered by Section 2.8 (Intellectual Property)), including all such tangible assets (other than capitalized or operating leases) reflected on the Balance Sheet (except for assets sold or otherwise disposed of since the date of the Balance Sheet in the Ordinary Course of Business). Other than as would not be material to the Company, individually or in the aggregate, the Company has good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property that is currently used by the Company in, and necessary for the conduct of, the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens). All of the material tangible assets of the Company (excluding Leased Real Property) have been maintained in a reasonably prudent manner and are in good operating condition (ordinary wear and tear excepted) and are not in need of maintenance, repair or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.

2.7  Real Property; Leasehold. The Company does not own, nor has it ever owned, any real property, or any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.7 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has made available to Parent true and complete copies of each lease and document related thereto listed in Part 2.7 of the Company Disclosure Schedule (the “Real Property Leases”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (a) the Company is in compliance with the Real Property Leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens; and (b) the Company has not granted any other Person the right to occupy or use any Leased Real Property and the Company’s quiet enjoyment of the Leased Real Property under such lease has not been disturbed in any material respect; there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Company has not received written notice of default, or intention to terminate or not renew, any real property lease or any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.8  Intellectual Property.

(a)  As used herein, the following terms have the meanings indicated below:

(i)  “Company Data” shall mean all Personal Data or Confidential Information Processed by the Company in the operation of its business.

(ii)  “Company Intellectual Property Agreements” shall mean the Outbound Licenses, the Inbound Licenses and the Other IP Contracts.

(iii)  “Company Licensed Intellectual Property” shall have the meaning set forth in Section 2.8(m)(i) of this Agreement.

(iv)  “Company Owned Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by the Company.

(v)  “Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned by or purported to be owned by the Company.

(vi)  “Company Privacy Policies” shall mean, collectively, any and all (A) of the Company’s data privacy and security policies published on Company Websites or otherwise made publicly available by the Company and (B) public representations (including representations on Company Websites) of the Company regarding data privacy, integrity, availability or security with regard to the Company’s Processing of Personal Data; in each case since January 1, 2018.

(vii)  “Company Products” shall mean all products and services that the Company currently intends to make commercially available following receipt of all approvals under applicable Laws.

(viii)  “Company Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Company, excluding any of the foregoing that expired (with no opportunity to renew) prior to the date of this Agreement, or that the Company, in its reasonable business judgment, elected to abandon or allow to lapse (and in fact lapsed or were abandoned) prior to the date of this Agreement.

(ix)  “Company Source Code” shall mean, collectively any software source code, human-readable software instructions or programs that embody any Company Owned Intellectual Property Rights that is part of or used in the development or provision of Company Products.

(x)  “Company Websites” shall mean all websites owned, operated or hosted by the Company (including those websites operated using the domain names listed in Part 2.8(c) of the Company Disclosure Schedule).

(xi)  “Governmental Grant” shall mean any grant, funding, loan, incentive, subsidy or other economic benefit provided or made available by or on behalf of or under the authority of any Governmental Body.

(xii)   “Intellectual Property” shall means (A) Intellectual Property Rights; and (B) Technology.

(xiii)  “Intellectual Property Rights” shall mean any and all rights (including database rights) in, arising out of, or associated therewith, throughout the world: (A) Patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; (B) rights under Law associated with Trade Secrets, confidential and proprietary information, know-how, industrial designs and any registrations and applications therefor; (C) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, (D) Internet domain name registrations; (E) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (F) database rights under Law; and (G) moral and economic rights of authors and inventors, in each case, however denominated and any similar or equivalent rights to any of the foregoing.

(xiv)  “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under substantially similar licensing or distribution terms.

(xv)  “Personal Data” shall mean information that (A) identifies, directly or indirectly, a natural person; and (B) any other information that is considered “personally identifiable information”, “personal information”, “protected health information”, “individual health information”, or “personal data” under applicable Law (including all applicable Privacy Laws).

(xvi)  “Privacy Laws” shall mean each applicable Law concerning privacy, or security of Personal Data, such as the breach, retention, security, protection, disposal, international transfer or other Processing of Personal Data, by the Company, including, as applicable, (A) the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, (B) Laws regarding the Processing of Personal Data in direct marketing, e-mails, text messages or telemarketing, (C) Laws regarding the secure disposal of records containing Personal Data, (D) Laws regarding international data transfers and/or on-soil requirements of Personal Data, (E) Laws regarding banking secrecy and outsourcing requirements with respect to the Processing of Personal Data, (F) Laws regarding incident reporting and data breach notification requirements with respect to Personal Data, (G) the California Consumer Privacy Act of 2018, (H) the Health Insurance Portability and Accountability Act of 1996, as amended, (I) Laws regarding unfair or deceptive practices with respect to the Processing of Personal Data; and (J) state consumer protection Laws with respect to the Processing of Personal Data.

(xvii)  “Process”, “Processed” or “Processing” shall mean, with respect to Personal Data, the use, access, collection, processing, storage, recording, organization, adaption, modification, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xviii)  “Shrink-Wrap Software” shall mean any Technology (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company) that (A) is generally commercially available on standard non-exclusive terms, (B) has not been modified or customized by or for the Company, and (C) has an annual license or subscription fee or total replacement cost of less than $105,000.

(xix)  “Technology” shall mean any and all of the following to the extent material to the Company’s business: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas, data and information (including customer lists and supplier lists, to the extent proprietary or confidential), know-how and information maintained as Trade Secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, and any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

(xx)  “Trade Secrets” shall mean all of the following to the extent treated by Company as a trade secret under applicable law: inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)  The Company exclusively owns all rights, title and interest in and to all Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). Other than Permitted Liens, the Company has not transferred (or agreed to transfer) full or partial ownership of, or granted (or agreed to grant) any exclusive license with respect to, any Intellectual Property to any Third Party that is, or at any time in the past was, material Company Owned Intellectual Property.

(c)  Part 2.8(c) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, and, for each item of Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and to Company’s Knowledge all actions that are required to be taken by the Company vis-à-vis the applicable authorities with which such Company Registered Intellectual Property was registered or filed within 60 days of the date of this Agreement. Each item of Company Registered Intellectual Property that has been issued is valid and subsisting. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property or any pending applications therefor have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property and recording and perfecting the ownership interests of the Company therein (provided that, for any item of Company Registered Intellectual Property that the Company, in its reasonable business discretion, has elected not to maintain in force, Part 2.8(c) of the Company Disclosure Schedule so indicates). No item of Company Registered Intellectual Property has been registered with “small entity” or “micro entity” status.

(d)  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company threatened, with respect to any Patents included in the Company Registered Intellectual Property. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. The Company has no knowledge of any information affecting the validity of any Company Registered Intellectual Property.

(e)  Each item of Company Owned Intellectual Property and Company Licensed Intellectual Property is owned by the Company or available for use by the Company. The Company Owned Intellectual Property and Company Licensed Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by Parent. Neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions would reasonably be expected to result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Lien on, any Company Owned Intellectual Property or any Company Licensed Intellectual Property; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned Intellectual Property or Company Licensed Intellectual Property.

(f)  No Company Products or material Patents included in the Company Owned Intellectual Property were developed or derived from using, in whole or in part, funding or resources provided by a Governmental Body.  No facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property. Part 2.8(f) of the Company Disclosure Schedule lists all Company Products (and the current or most recent version number or identifier (if any) of each such Company Product as of the date of this Agreement). If any Company Products are or were the subject of clinical studies, Part 2.8(e) of the Company Disclosure Schedule lists all such clinical studies for each such Company Product.

(g)  The Company has secured from all Company Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Owned Intellectual Property (each such Person an “Author”), to the extent permitted by applicable Law, unencumbered and unrestricted exclusive ownership of, all of the Authors’ rights, title and interest in such contribution and has obtained the waiver of all non-assignable rights. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure agreements and Intellectual Property assignments from all current and former Authors and, in the case of Patents, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Parent true and complete copies of all such agreements and assignments covering Company Owned Intellectual Property claiming the Company Products that are material to the research, development or commercialization plans of the Company.

(h)  No Company Service Provider currently engaged with or employed by the Company is, to the Knowledge of the Company: (i) bound by or otherwise subject to any Contract with a Third Party restricting such Company Service Provider from performing his/her duties for the Company; or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company.

(i)  The Company takes and has taken commercially reasonable steps designed to protect and preserve the confidentiality of: (i) confidential or non-public information of the Company (including all Trade Secrets owned or possessed by the Company), excluding any information that the Company, in its reasonable business judgment, elected to publish or elected to make available to one or more Third Parties without an obligation of confidentiality; as well as (ii) confidential or non-public information provided by any Third Party to the Company under a written obligation of confidentiality, to the extent required pursuant to that written obligation (all such information, collectively, “Confidential Information”). The Company has implemented in the past three years and maintains reasonable security, disaster recovery and business continuity plans and measures consistent with industry practices of companies of similar size offering similar products or services, and conducts its business in material compliance therewith. To the Knowledge of the Company, in the three years prior to the date of this Agreement, the Company has not experienced any material breach of security or other material unauthorized access by a Third Party to any Confidential Information, including Personal Data, in the Company’s’ possession, custody or control, and there has been no material breach by the Company or, to the Knowledge of the Company, material breach of any Third Party’s obligations to the Company under any Contract relating to any Confidential Information.

(j)  To the Knowledge of the Company, the operation of the business of the Company as previously conducted in the three years prior to the date of this Agreement and as currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the use by the Company of any product, device, process or service used in the business of the Company as previously conducted in the three years prior to the date of this Agreement and as currently conducted, has not, and when operated in the manner currently conducted as of immediately prior to Closing, does not, infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Intellectual Property Rights of a Third Party.

(k)  The Company has not been sued in any Legal Proceeding, nor has the Company received any written notice alleging that it has infringed, misappropriated, or violated or, by conducting the business of the Company, would infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices.

(l)  There is no, and there has not in the past three years been any infringement or misappropriation of any Company Owned Intellectual Property by any Third Party. The Company has not brought any Legal Proceeding against a Third Party for infringement or misappropriation of any Intellectual Property Rights.

(m)  Licenses; Agreements.

(i)  Part 2.8(m)(i) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which Intellectual Property material to the Company is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company by a Third Party (other than those that are Non-Scheduled Inbound Contracts) (“Inbound Licenses”, and the Intellectual Property therein, “Company Licensed Intellectual Property”). The Company is current with all payment obligations under the Inbound Licenses and, in its reasonable judgment, does not anticipate any payments to become due under the Inbound Licenses within twelve (12) months after the Closing Date.

(ii)  Part 2.8(m)(ii) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which any Third Party has been granted any license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property material to the Company (in each case, other than those that are Non-Scheduled Outbound Contracts) (“Outbound Licenses”). The Company is not currently bound by, and no Company Owned Intellectual Property Rights are subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world in connection with its business. Except as set forth in any Inbound Licenses, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property with respect to any Third-Party Intellectual Property. Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(iii)  Part 2.8(m)(iii) of the Company Disclosure Schedule lists all Contracts (other than those that are Inbound Licenses or Outbound Licenses) in effect as of the date of this Agreement containing any (A) restrictions, in any material respect, on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Owned Intellectual Property or other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, including covenants not to sue, (B) right of first refusal, option or any other material right to acquire any right, title or interest, including any exclusive license, in or to any Company Owned Intellectual Property or (C) obligation to make any payment due or payable in connection with any change in control of the Company, or any earn-out, milestone or other contingent payments that have not yet been paid under any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered into in the Ordinary Course of Business) (all of the foregoing, the “Other IP Contracts”).

(n)  With respect to the Company Intellectual Property Agreements:

(i)  The Company is not (nor will it be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in material breach of any Company Intellectual Property Agreement, and the consummation of the Contemplated Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any Company Intellectual Property Agreements, or give any party to any Company Intellectual Property Agreement the right to do any of the foregoing, other than, if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(ii)  At and immediately after the Closing, the Surviving Company that is party to the applicable Company Intellectual Property Agreement will be permitted to enforce all of the obligations and exercise all of the rights of the Company under the Company Intellectual Property Agreements necessary to conduct its business without the payment of any additional amounts or consideration other than (A) ongoing fees, royalties or payments that the Company would otherwise be required to pay, (B) if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(iii)  No Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or to obtain any Person’s approval of a Company Product for the development, manufacture or commercialization of such Company Product; and

(iv) As of the date of this Agreement, there are no pending Legal Proceedings that the Company has been provided written notice of (or otherwise has Knowledge of), and to the Knowledge of the Company, no other disputes or threatened Legal Proceedings, regarding the scope of any Company Intellectual Property Agreements or performance under any such agreements including with respect to any payments to be made or received by the Company thereunder.

(o) None of the execution and performance of this Agreement, the consummation of the Contemplated Transactions and the assignment to Parent by operation of Law or otherwise of any Contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) Parent or any of its Affiliates (other than the Surviving Company) granting to any Third Party any right to or with respect to any material Intellectual Property Rights or Personal Data owned by, or licensed to Parent or any of its Affiliates, (ii) any Party being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Contemplated Transactions or (iii) any termination of, or other material adverse impact to, any Company Intellectual Property Agreements (other than if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent).

(p) The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosure, delivery, license, or other availability made to (A) Company Service Providers and Company Consultants involved in the development of Company Products, or (B) independent third-party escrow agents pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, no such event has occurred, and no circumstance or condition of which the Company has Knowledge exists that (with or without notice or lapse of time, or both) will (or the Company reasonably expects to) result in the occurrence of such an event. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Contemplated Transactions will result in a release from escrow or other delivery to a Third Party of any Company Source Code.

(q) [RESERVED]

(r) Privacy and Personal Data.

(i) The Company, at all times during the past three years, has complied in all material respects with (A) all of the Company Privacy Commitments (as defined below); and (B) Privacy Laws; except in each case of (A) and (B), as would not reasonably be expected to result in liability material to the Company.

(ii) The Company has at all times during the past three years, except as would not reasonably be expected to result in liability material to the Company: (A) obtained or received any consents from data subjects required for the Company to comply with applicable Privacy Laws governing the Processing of Personal Data as conducted by or for the Company, (B) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data exercised pursuant to applicable Privacy Laws, and (C) complied in all material respects with all (1) then-current Company Privacy Policies; (2) obligations of the Company under Contracts relating to the Processing of Company Data; and (3) Third Party access program agreements to which the Company is a party, in each case, as required by applicable Privacy Law or by the terms of any Contract by which the Company is bound, or by the terms of the applicable Company Privacy Policy (collectively, Sections 2.8(q)(ii)(A) through 2.8(q)(ii)(C) (Privacy and Personal Data), the “Company Privacy Commitments”). The execution, delivery and performance of this Agreement, including the consummation of the Contemplated Transactions, will not cause, constitute, or result in a material breach or violation by the Company of any Company Privacy Commitments or Privacy Laws. The Company has made available to Parent complete copies of Company Privacy Policies posted at any time in the past three years. No disclosures made or contained in any Company Privacy Policy in the past three years have been materially inaccurate, misleading or deceptive, including by containing any material omission.

(iii) Except as would not reasonably be expected to result in liability material to the Company, in the past three years, (i) the Company has at all times taken commercially reasonable steps (including implementing and maintaining security systems and technologies in material compliance with all Privacy Laws and in compliance in all material respects with all Company Privacy Commitments) designed to preserve and protect Company Data against (A) loss; (B) theft; and (C) accidental, unauthorized or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and for the Company by its data processors or service providers; and (ii) the Company has taken commercially reasonable steps designed to ensure the reliability of the employees and contractors that have access to Company Data and designed to ensure that all employees and contractors with the right to access such data are under written obligations of confidentiality with respect to such data. At all times during the past five years, except as would not reasonably be expected to result in liability material to the Company, taken as a whole, the Company has contractually obligated third parties that service, host, manage, access or otherwise Process Company Data to comply with applicable Privacy Laws and applicable obligations under Company Privacy Commitments. The Company has no Knowledge that any such third parties that service, host, manage, access or otherwise process Company Data, in their provision of services to the Company, have failed to comply in any material respect with applicable Privacy Laws or applicable Company Privacy Commitments.

(iv) Except as would not reasonably be expected to result in liability material to the Company, in the three years prior to the date of this Agreement, to the Knowledge of the Company, (i) no unauthorized access to any Company systems used by the Company to maintain Company Data, or any Company Products, or any Company Data in the possession, custody or control of any data processor or service provider of the Company, and (ii) no loss, theft, unauthorized access to, or unauthorized use, acquisition, handling, disclosure, or other Processing of, any Company Data or Personal Data maintained by or otherwise in the possession, custody or control of the Company (each, a “Security Incident”) has occurred. Except as would not reasonably be expected to result in liability material to the Company, taken as a whole, (i) to the Knowledge of the Company, as of the date of this Agreement, no “high” or “critical” security vulnerabilities exist in the Company Product or any of the Company’s on-premises or cloud-based software implemented by the Company, which vulnerabilities have not been remediated or otherwise remediated in a commercially reasonable manner; and (ii) the Company has taken commercially reasonable actions to address, and where applicable, remedy the cause of, all Security Incidents that have occurred in the three years prior to the date of this Agreement. The Company has made all notifications to Persons, Governmental Bodies, media, customers or other third parties required under Privacy Laws or Company Privacy Commitments arising out of or relating to any Security Incident that has occurred in the three years prior to the date of this Agreement.

(v) As of the date of this Agreement, the Company has not received and to the Knowledge of the Company, there is no circumstance, except as would not reasonably be expected to result in liability material to the Company, taken as whole, that has arisen in the three years prior to the date of this Agreement that would reasonably be expected to give rise to any (A) written notice of any Legal Proceeding, order, regulatory opinion, audit result or allegation from a Governmental Body, (B) written notice from any Governmental Body, or (C) any written notice from any other Person (including a data subject): (1) alleging or confirming non-compliance by the Company with an applicable requirement of Privacy Laws or Company Privacy Commitments, (2) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (3) permitting or mandating relevant Governmental Bodies to investigate, requisition information from, or enter the premises of, the Company relating to the Company’s actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; or (4) claiming compensation from the Company relating to the Company’s actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; excluding, in the case of all subparts of item (C), any notice relating to customer service or any requests by individuals that would not reasonably be expected to result in liability material to the Company. The Company has not received written notice of being involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments by the Company.

2.9 Material Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule lists each Contract (other than any Company Plan set forth on Part 2.14(a) of the Company Disclosure Schedule) that is in effect, and that has not expired or been terminated in accordance with its terms, as of the date of this Agreement to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.9(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i) any Contract (or group of related Contracts), other than a Company Plan, that requires future payments by or to the Company in excess of $200,000 in any calendar year, including any such Contract (or group of such Contracts that are related) for the purchase, lease or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii) (A) any Contract relating to the acquisition or disposition by the Company of any operating business or assets (other than pursuant to non-exclusive licenses or grants of non-exclusive rights); (B) any Contract relating to the acquisition or disposition by the Company of any operating business or assets (other than pursuant to non-exclusive licenses or grants of non-exclusive rights) under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company have any indemnification obligations, other than any such Contracts entered into in the Ordinary Course of Business;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the Ordinary Course of Business) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv) (A) any Contract creating or purporting to create any partnership, alliance or joint venture or any sharing of profits or losses by the Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company that have not yet been paid to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered in into in the Ordinary Course of Business);

(v) any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi) any offer letter, employment agreement, independent contractor agreement or other Contract with any current Company Service Provider pursuant to which the Company is or reasonably could be obligated to pay compensation (excluding variable compensation) in excess of $200,000 annually;

(vii) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or that imposes any monetary or other material obligations upon the Company to any Governmental Body after the date of this Agreement;

(viii) all joint venture, partnership (involving sharing of profits) or similar Contracts (and not including any sharing of profits by a Third Party with the Company that are based on sales of goods or services other than Company Products);

(ix) any Contract under which any Governmental Body has any material rights;

(x) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company, or, after the Closing, Parent or the Surviving Company from engaging in any business or activity in any geographic area or other jurisdiction, other than any such covenant set forth in this Agreement or the agreements ancillary hereto; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, is required to be at least as favorable to such party as those offered to another Person;

(xi) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xii) any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $100,000 or more;

(xiii) any lease, sublease, rental or occupancy agreement, license (not relating to Intellectual Property), installment, and conditional sale agreement or agreement under which the Company is the lessee or lessor of, or own, use or operate any leasehold or other interest in any real or personal property;

(xiv) the Company Intellectual Property Agreements; and

(xv) any Contract (excluding any Contract disclosed in Part 2.14(f) of the Company Disclosure Schedule) that contains a change in control clause or similar provision that would be reasonably be expected to be triggered in connection with the consummation of the Contemplated Transactions and would result in payments by the Company or any successor thereto in excess of $100,000, individually or in the aggregate; and

(xvi) any Contract not otherwise listed or required to be listed in Part 2.9(a) of the Company Disclosure Schedule (including Company Intellectual Property Agreements) that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

(b) With respect to each Material Contract listed in Part 2.9(a) of the Company Disclosure Schedule, such Material Contract is, to the Knowledge of the Company, binding and enforceable against the Company and, to the Knowledge of the Company, against each party thereto other than the Company, in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except for breaches, violations or defaults which have not had, and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not in violation of any provision of, or taken or failed to take any which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract, and, to the Knowledge of the Company, no other party to such Material Contract is in violation of any provision, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Material Contract. Since January 1, 2020, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract by the Company. The Company has made available to Parent true and complete copies of each such Material Contract in all material respects (including all modifications, amendments and supplements thereto and waivers thereunder, but not including purchase orders and similar confirmatory documents not specific to provisions that make such Contract a Material Contract).

2.10 Liabilities. The Company has no liabilities required by GAAP to be reflected in the Balance Sheet or footnotes to the Balance Sheet other than: (a) those set forth on the face of, or reserved in, the Balance Sheet or the footnotes thereto; (b) those incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d) those that do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

2.11 Compliance with Laws; Permits.

(a) The Company is in material compliance with, and at all times during the past three years has been in material compliance with, applicable Laws, including those relating to employment, and as of the date of this Agreement, the Company has not received any written notices of any violation with respect to such Laws.

(b) The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the business of the Company or the holding of any such interest (all of the foregoing consents, business licenses, permits, grants and other authorizations, collectively, the “Permits”), and all of the Permits are in full force and effect, except for those the absence of which or the noncompliance with which does not constitute a Company Material Adverse Effect. Part 2.11(b) of the Company Disclosure Schedule lists all Permits as of the date of this Agreement, other than Permits which the Company’s failure to obtain or possess would not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received any written notice from any Governmental Body regarding (A) any actual or possible violation of any Permit or any failure to comply with any term or requirement of any Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, and to the Knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of the Permits and none of the Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger, except for those the absence of which or the noncompliance with which does not constitute a Company Material Adverse Effect.

2.12 Certain Business Practices. The Company, and to the Knowledge of the Company, the Company Service Providers while acting on behalf of the Company or other Representatives while acting on behalf of the Company, during the past three years (a) have not used, and are not currently using, any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) have not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) have not violated and are not violating any Anti-Corruption Laws; (d) have not established or maintained, and are not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and are not making, any false or fictitious entries on its accounting books and records; (f) have not made, and are not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and have not paid, and are not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) have not otherwise given or received anything of value to or from a Government Official, an intermediary for unlawful payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.13 Tax Matters.

(a) The Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all income and other material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii) duly and timely paid in full, or caused to be paid in full, all material Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date, and

(iii) properly accrued in accordance with GAAP on their respective books and records a provision for the payment of all material Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period ending on or prior to the Closing Date.

(b) No extension of time to file a Company Tax Return, which such Company Tax Return has not since been filed in accordance with applicable law, has been filed, other than extensions obtained in the Ordinary Course of Business. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c) No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax Return), other than for a group the common parent of which is Parent or the Company. The Company does not have any material liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(d) The Company has complied in all material respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any material Tax (including, but not limited to, Sections 1441, 1442, 3121, and 3402 of the Code).

(e) There is no lien for any material Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f) No Proceeding is pending, threatened or proposed in writing with regard to any Company Tax or Company Tax Return.

(g) The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver, with respect to which the statute of limitations has not expired (and in all cases excluding any modification or extension of the statute of limitations resulting from the extension of the due date for filing of a Company Tax Return).

(h) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(i) The Company is not a party to any agreement with any Governmental Body or any Government Official relating to a material amount of Tax (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Body and Government Official relating to any Company Tax or Company Tax Return has ever been requested or received.

(j) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or any portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or other law), (B) use prior to the Closing of an improper method of accounting for any taxable period ending on or prior to the Closing Date, (C) installment sale or open transaction disposition made prior to the Closing, (D) prepaid amount received on or prior to the Closing Date outside the Ordinary Course of Business (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulation Section 1.451-5 and Revenue Procedure 2004-34), (E) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or other law), (F) intercompany transaction or excess loss account described in the Treasury Regulation under Section 1502 of the Code, (G) the application of Section 951 of the Code or Section 951A of the Code with respect to income earned or recognized or payments received, (H) any election under Section 108(i) or Section 965(h) of the Code, or (J) any provision of local, state or non-U.S. Tax law comparable to any of the foregoing.

(k) The Company has not made an election to defer any Taxes under any provision of the Coronavirus Aid, Relief, and Economic Security Act for 2020 (“CARES Act”) (including, but not limited to, Section 2302 (Delay of Payment of Employer Payroll Taxes)), or any other similar election under state or local Tax law.

(l) The Company has not claimed any credit under Section 2301 of the CARES Act or division G of the Families First Coronavirus Response Act (Tax Credits for Paid Sick and Paid Family and Medical Leave), or any other similar credit under state or local Tax Law.

(m) The Company has never been a beneficiary or otherwise participated in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1).

(n) The Company has not distributed stock of another Person nor has their stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(o) The Company is not and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(p) The Company has not and has never had any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations of employees, (v) agent with binding authority or (vi) other activities, in each case that gives rise to a permanent establishment in any country other than the country where the Company was organized, and (vii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (viii) has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q) The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for Tax purposes, other than a partnership that is wholly-owned, directly or indirectly, by the Company.

(r) The Company (i) has filed or caused to be filed all reports and has created and retained all records required under Section 6038A of the Code with respect to its ownership by, and transactions with, related parties, and (ii) has disclosed on the appropriate Company Tax Return all positions that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(s) The Company is in material compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Tax law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies in all material respects.

(t) The Company is and always has been treated as a corporation for all Tax purposes.

(u) The Company has not participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(v) The Company has, in all material respects, timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes.

(w) The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances not set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.14 Employee Benefit Plans.

(a) Part 2.14(a) of the Company Disclosure Schedule sets forth a list of all Company Plans and written Company employment agreements providing for severance payments (“Service Provider Agreements”) in effect as of the date of this Agreement (other than (i) Company Service Provider Agreements with employees that are terminable at-will by the Company without a required notice period or severance or change of control pay or benefits, in which case only the form of such Company Service Provider Agreements will be listed, (ii) individual equity award agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of equity award agreement will be listed, and (iii) Company Service Provider Agreements with consultants that are terminable without penalty on not more than thirty (30) days’ notice, in which case only forms of such Company Service Provider Agreements will be listed, unless any such Company Service Provider Agreements provides (x) severance or change of control pay or benefits that are, in each case, greater than required by applicable Law or (y) could reasonably obligate the Company to pay compensation in excess of $100,000 annually).

(b) With respect to each Company Plan and Company Service Provider Agreement (other than those that are materially consistent with a Standard Form IP Agreement), the Company has made available to Parent true and complete copies of (to the extent applicable): (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto) as filed with the IRS; (iii) the most recent summary plan description and all summaries of material modifications; (iv) the most recent IRS determination, opinion or advisory letter issued with respect thereto; (v) the most recent summary annual reports, nondiscrimination testing reports and actuarial reports; (vi) all written reports constituting a valuation of the Company Capital Stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm; and (vii) all material written correspondence given to such Company Plan or Company Service Provider Agreement or the Company by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such Entity by the Company Plan or Company Service Provider Agreement, the Company during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c) In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded, operated, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including the Code. There are no Legal Proceedings or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than individual claims for benefits payable in the normal operation of the Company Plan or Company Service Provider Agreement) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. Company has timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan and Company Service Provider Agreement. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses).

(d) The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination, opinion or advisory letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan or the tax exempt status of the related trust.

(e) Neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event): (i) result in any payment by the Company becoming due to any Company Service Provider, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan or Company Service Provider Agreement, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan or Company Service Provider Agreement, (iv) require any contribution or payment to fund any obligation under any Company Plan or Company Service Provider Agreement, or (v) limit the right to amend or terminate any Company Plan or Company Service Provider Agreement.

(f) No Company Plan or Company Service Provider Agreement is, and the Company does not have nor has it ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g) No Company Plan or Company Service Provider Agreement provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law, and neither the Company nor Company ERISA Affiliates has made a written or oral representation promising the same to any Company Service Provider.

(h) Each Company Plan or Company Service Provider Agreement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

2.15 Employee Matters.

(a) The Company has made available to the Parent a true and correct list, as of the date of this Agreement, containing: (i) the names of all current Company Service Providers and identification as either a full-time, part-time or temporary employee or independent contractor; (ii) the annual dollar amount of all compensation (including wages, salary or fees, commissions and bonuses) payable to each such Company Service Provider; (iii) dates of first employment or service; (iv) current job title of each employee of the Company; (v) with respect to employees, whether any such employment is “at-will”; (vi) visa status, if applicable; and (vii) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended and any similar state law.

(b) The Company: (i) is, and at all times during the prior five years has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, payment of wages, hours of work, employment taxes and withholdings, labor relations, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), harassment, retaliation, immigration, wrongful discharge or other violation of the rights of any current, former, or prospective Company Service Provider; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Service Provider; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). To the Knowledge of the Company, each current Company Service Provider is legally authorized to work in his, her or their current position under applicable United States or foreign immigration laws.

(c) The Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is currently no representation campaign or organizing activity with respect to any Company Service Provider.

(d) There are no currently pending, nor have there within the three (3) years prior to the date hereof been any, actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings against the Company by or with any Governmental Body, arbitrator, or other dispute resolution forum in connection with the application, employment or engagement of any current, former or prospective Company Service Provider including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws, nor, to the Knowledge of the Company, are any such Legal Proceedings threatened to be brought or filed.

(e) To the Knowledge of the Company, (i) no allegations of sexual harassment or misconduct have within the three (3) years prior to the date hereof been made against (A) any officer, director or executive employee of the Company or (B) any Company Service Provider who, directly or indirectly, supervises other Company Service Providers, and (ii) the Company has not within the three (3) years prior to the date hereof entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by any Company Service Provider or other Person.

(f) As of the date of this Agreement, no current Company officer, director or executive employee of the Company has provided written notice to the Company of his, her or their intent to terminate his, her, or their relationship with the Company as of the date of this Agreement.

(g) (i) All current Company Service Providers who are employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the Company’s relationships with all other current non-employee Company Service Providers can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; (iii) no current Company Service Provider is unable to perform services for the Company as a result of a leave of absence; (iv) each Company Service Provider who has rendered services to the Company who is or was classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Plans or prior employee benefit plans) is properly so characterized, and the Company does not have any material liability as a result of the failure to properly classify any such Company Service Provider as an employee of the Company; (v) the Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees; and (vi) each Company Service Provider who was or is classified as an employee has been correctly classified as exempt or non-exempt for purposes of all applicable Laws, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(h) The Company is, and at all times during the past five years has been, in compliance with all obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than reimbursements of expenses and fees for the applicable current work period.

2.16 Environmental Matters. The Company is and for the past five years has been in material compliance with all applicable Environmental Laws. During the past five years (or earlier if unresolved), the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to Knowledge of the Company, threatened action or investigation by any Governmental Body under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body or any other Person during the past five years (or earlier if unresolved) that alleges that such current or prior owner or the Company are materially violating or have materially violated, or are liable under any Environmental Law. The Company is and for the past five years has been in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company, are in full force and effect, and the Company is and for the past five years has been in material compliance with the terms thereof. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would reasonably be expected to result in material liability to the Company under Environmental Laws. The Company has made available to Parent true and complete copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company.

2.17 Insurance. As of the date of this Agreement, the Company has the insurance of the types and in the amounts set forth in Part 2.17 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has made available to Parent true and complete copies of the Insurance Policies.

2.18 Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company, or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of Law. There is no Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions, and, to the Knowledge of the Company, no Person has threatened to commence any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company or any of the Company’s officers or directors (in their respective capacities as such), is subject.

2.19 Authority; Binding Nature of Agreement. Subject to receipt of the Required Company Stockholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the Company Board has (a) determined that this Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the Company and its stockholders (other than Parent, its Affiliates and Howard Jonas, and their respective affiliates, as to which fairness the Company Board has not made any determination), (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholder vote to approve entry into this Agreement and the consummation of the Merger. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Board has (x) (A) determined that it is fair to and in the best interests of the Company and the holders of the Company Capital Stock to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (B) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated by this Agreement and (C) resolved to recommend adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement by the holders of Company Capital Stock and (y) directed that this Agreement be submitted to the holders of Company Capital Stock entitled to vote for adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement. The Company Board has (aa) received an opinion of Raymond James & Associates, Inc., the Company Board’s financial advisor, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the aggregate consideration to be received by the Company (comprised of the Merger Shares to be issued by Parent) in the Merger is fair to the Company, from a financial point of view, and as of the date this Agreement, such opinion has not been withdrawn, revoked or modified and (bb) determined that it is fair to and in the best interests of the Company and the holders of the Company Capital Stock to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable.

2.20 Vote Required. Assuming that the Company Minority Approval has been obtained, the Company has taken all action necessary to permit the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement under (i) the DGCL and any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) that is applicable to the Company or (ii) any anti-takeover provision in the Company’s certificate of incorporation or bylaws that may restrict the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement.

2.21 Counterparties. The Company has no outstanding material disputes any of its vendors, partners, medical centers suppliers, clinical trial sites or other material service providers involving good or services for which the Company paid an aggregate amount during 2020 exceeding $200,000 (each, a “Counterparty”). Each Counterparty is listed on Part 2.21(a) of the Company Disclosure Schedule. As of the date of this Agreement, the Company has not received any written or other information from any Counterparty that such Counterparty shall not continue in its relationship with the Company (or the Surviving Company or Parent or any of their respective Subsidiaries) after the Closing or that such Counterparty intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Parent or any of their respective Subsidiaries). There is no material dissatisfaction on the part of the Company with respect to any Counterparty and there is no material dissatisfaction on the part of any Counterparty with respect to the Company.

2.22 Non-Contravention; Consents. Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) or other foreign antitrust or competition Laws, and the filing of the Certificate of Merger as required by the DGCL, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement.

2.23 Financial Advisor. Except for Raymond James & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.24 Related Party Transactions. Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company, or its respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (c) benefits due under Company Plans and ordinary course fringe benefits not required to be listed on Part 2.14(a) of the Company Disclosure Schedule, (d) Company Plans and (e) agreements relating to Company Options (each Contract required to be set forth on Part 2.24(a) of the Company Disclosure Schedule, an “Affiliated Agreement”). Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract. Except as set forth in Part 2.24(b) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

2.25 Regulatory Matters.

(a) As used herein, “IND” means an investigational new drug application or clinical trial application filed with the FDA or any comparable foreign Governmental Authority, including all documents, data and other information concerning the applicable drug that are necessary for or filed with such application and “FDA” means the U.S. Food and Drug Administration.

(b) The Company has obtained all Permits required by the FDA to conduct the business of the Company as it is currently conducted (the “FDA Permits”). All of the FDA Permits are in full force and effect, and the Company is in material compliance with each such permit held by or issued to it. Except as disclosed in Part 2.25(b) of the Company Disclosure Schedule, the Company has not received any written notice of any threatened or pending complaint, charge, investigation, hearing, warning letter, untitled letter, finding of deficiency or non-compliance, adverse inspection report, FDA Form 483, penalty, fine, sanction, request for recall, or other remedial action, audit, audit report, or any revocation, withdrawal, or suspension of any approval, permit, registration, license or other authorization, or other adverse regulatory action by any Governmental Authority pursuant to any Laws applicable to the Company.

(c) The Company’s product candidates for human use or anticipated to be for human use (the “Product Candidates”) are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with the FDCA and applicable implementing regulations issued by the FDA and applicable Laws and applicable implementing regulation issued by the European Medicines Agency (“EMA”) and any other applicable Governmental Authorities, including, as applicable, those Laws relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices, investigational use and applications to market a new pharmaceutical product and, to the knowledge of the Company without investigation, all Laws referred to in EudraLex Volume 10 (Guidelines for Clinical Trials).

(d) The Company has made available to Parent as of the date of this Agreement a complete and correct copy of (w) all material submissions to the FDA or EMA regarding the Product Candidates , including all INDs and all supplements and amendments thereto (“Regulatory Submissions”), (x) all material correspondence to or from the FDA or EMA with respect to the Product Candidates, (y) all material contact reports or similar reports documenting meetings, phone calls or other communications with the FDA or EMA and (z) all study reports (including any interim or preliminary study reports). All Regulatory Submissions (and any supporting documentation thereto) and, any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, notifications, licenses or permits of the FDA, EMA or any other comparable non-U.S. Governmental Authority relating to the Company, the business currently conducted by the Company and the Company’s products, when submitted to the FDA or any other comparable non-U.S. Governmental Authority, including institutional review boards, independent ethics committees, or similar bodies, were, to the Company’s Knowledge, true and correct in all material respects as of the date of submission or subsequently corrected.

(e) Except as disclosed in Part 2.25(e) of the Company Disclosure Schedule, the Company has not sponsored or conducted any clinical trial (including but not limited to any trial conducted pursuant to an exploratory IND or exploratory CTA).

(f) To the extent required by applicable Laws, all clinical studies, preclinical studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance with the research protocols submitted to the FDA or other Governmental Authority, good laboratory practices, good clinical practices, and all applicable Laws, including, but not limited to, the FDCA and the Laws of the EMA and, to the Company’s Knowledge, all clinical studies and preclinical studies and tests conducted by or on behalf of the Company have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Laws. No clinical study conducted by or on behalf of the Company has been terminated or suspended prior to completion. None of the FDA, EMA or any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical study conducted by or on behalf of the Company has commenced, or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of the Company.

(g) To the extent required by applicable Laws, all preclinical tests performed in connection with or as the basis for any regulatory approval that has been sought or obtained for the Product Candidates, and, to the Company’s Knowledge, all other preclinical tests prepared in connection with or as the basis for any such regulatory approval, either (x) have been conducted in material compliance with all applicable Laws and rules, including, where applicable, “Good Laboratory Practice” (“GLP”) as set forth in 21 CFR Part 58, the United States Animal Welfare Act, the International Conference on Harmonization’s (ICH) Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (y) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the FDA in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by Company.

(h) The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729).

(i) The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Product Candidates that violated in any material respect any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, or any applicable state self-referral law.

(j) The Company has not submitted any claim for payment to any government healthcare program related to any of the Product Candidates in material violation of any laws relating to false claims or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(k) The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy laws.

(l) All manufacturing operations conducted by or for the benefit of the Company with respect to the Product Candidates have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by the EMA and other Governmental Authorities in countries outside the United States. Except as disclosed in Part 2.25(l)(i) of the Company Disclosure Schedule, the Company has not recalled any Product Candidates and no Governmental Authority has suspended or otherwise restricted the manufacture of any of the Product Candidates. Except as disclosed in Part 2.25(l)(ii) of the Company Disclosure Schedule, the Company has not received any notice that the FDA, EMA or any other Governmental Authority, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend or otherwise restrict the manufacture of any of the Product Candidates.

(m) Neither the Company nor any Company personnel, Representative or controlled Affiliate has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, the EMA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. None of the Company or, to the Company’s Knowledge, any of its officers, directors, Representatives or other Company personnel, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Laws, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or any of its officers, directors, Representatives or other Company personnel.

(n) The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

(o) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (x) the Company owns, and has possession of or control over, all of the Company’s personal identifiable information (“PII”) and pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information, and (y) such data and information (i) does not include non-key-coded clinical trial participant information or the means for reversing key coding, (ii) is located at the Company’s premises and in the Company’s systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (iii) will be owned, in the possession and control of, and to the Knowledge of the Company, available for use by, Parent immediately following the Closing Date, free and clear of any restrictions, limitations or obligations. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (A) the Company has obtained all consents and approvals that are necessary to collect, process, use and disclose the PII in its possession, and (B) there is no unauthorized use by the Company or, to the Knowledge of the Company, its Third Party Service Providers, of such PII. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and, if tested, such plans and procedures have been proven effective upon testing in all material respects.

(p) Since January 1, 2018 through the date hereof, there has not occurred any Key Clinical Event. As used in this Section 2.25, “Key Clinical Event” means any action, or any event, fact, circumstance, occurrence or adverse audit or inspection finding that would reasonably be expected to lead to an action, by a Governmental Authority to place a clinical hold order on, or otherwise terminate, suspend or restrict, any ongoing clinical trial conducted, which, in the case of any of the foregoing, would reasonably be expected to materially delay or materially impair submission of the NDA seeking regulatory approval of CPI 613 proposed to be made by the Company (the “Key Product NDA”).

(q) To the Company’s Knowledge, there have been no Serious Adverse Events that have not been described in the final clinical study reports for clinical studies of Product Candidates or otherwise communicated in writing to Parent prior to the Effective Date. For purposes hereof, (i) “Serious Adverse Event” means, with respect to any Product Candidate, any Adverse Experience that results in any of the following outcomes: death, a life threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, a congenital anomaly or birth defect or any other effect that may otherwise jeopardize the patient or clinical study subject or may require intervention to prevent one of the aforementioned outcomes and (ii) “Adverse Experience” means any untoward medical occurrence in a patient or clinical investigation subject administered any Product Candidate, and which does not necessarily have a causal relationship with the treatment for which such Product Candidate is intended to be used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such Product Candidate, or the worsening in severity of a pre-existing condition after administration of such Product Candidate, whether or not related to such Product Candidate.

2.26 Disclosure. The information supplied by the Company for inclusion in the Registration Statement (including any of the Company Financial Statements) will not, as of the date of the Registration Statement or as of the date such information is prepared or presented, (i) contain any statement that is materially inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

2.27 No Additional Representations. Except for the representations and warranties expressly made by Parent and the Merger Subs in Article 3, the Company acknowledges that none of Parent, the Merger Subs or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, the Merger Subs or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent, the Merger Subs or any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent, the Merger Subs or any of their respective Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, capitalization information, agreements, estimates or other information) provided by Parent, the Merger Subs or any of their respective Representatives, including in any “data rooms” or management presentations.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs represent and warrant to Company as of the date hereof, (a) except to the extent such representations and warranties are specifically made as of a particular date, in which case the Parent and the Merger Subs make the representations and warranties as of such particular date, and except as set forth in (b) the Parent Disclosure Schedule (subject to (i) the qualifications set forth in Section 11.15 (Disclosure Schedule)) or (ii) as disclosed in the Parent SEC Reports filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), as follows:

3.1 Due Incorporation, Etc. Parent is a corporation duly organized and validly existing under the Laws of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of Parent is corporation or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. Parent and each of its Subsidiaries (other than the Company) is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.2 Capitalization, Etc.

(a) As of May 27, 2021 (the “Parent Capitalization Date”), the authorized Parent Capital Stock consists solely of 35 million shares of Parent Class A Common Stock, 200 million shares of Parent Class B Common Stock. A total of 787,163 shares of Parent Class A Common Stock, 15,984,127 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock are issued and outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, Parent has reserved the following shares of Parent Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Parent Equity Plan or otherwise: 689,210 shares are subject to outstanding and unexercised options to purchase Parent Common Stock, 999,547 shares are subject unvested restricted stock awards, and 48,746 shares remain available for issuance thereunder. The Debt of Parent as of the Parent Capitalization Date is listed on Part 3.2(a) of the Parent Disclosure Schedule.

(b) As of the Parent Capitalization Date, except as described in Section 3.2(a) (Capitalization, Etc.), (A) there are no other existing options, warrants, calls, rights (including contingent rights, conversion rights, preemptive rights, co-sale rights, rights of first refusal, convertible securities, subscription rights or other agreements or commitments of any character obligating the Parent to issue any shares or other convertible securities) issued or granted by Parent, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Capital Stock or other equity securities of Parent, (B) there are no obligations, contingent or otherwise, of Parent to (1) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person.

(c) As of the Parent Capitalization Date, there are no outstanding restricted shares, stock appreciation rights, phantom stock, contingent value rights, profit participation or similar rights with respect to the Parent.

(d) There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Parent, or any holder of the warrants or options to purchase Parent Common Stock is a party or is bound with respect to the voting or consent of any shares of Parent Capital Stock.

(e) All of the outstanding shares of Parent Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws and other applicable Laws.

(f) The authorized capital stock of Merger Sub I consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized units of Merger Sub II consists solely of 1,000 units, all of which are validly issued and outstanding. All of the issued and outstanding capital stock and units, as applicable, of each the Merger Subs is, and as of the Effective Time shall be, directly owned by Parent.

(g) As of the Parent Capitalization Date, Pharma Holdings LLC is the beneficial owner of the 56% Warrant. Part 3.2(g) of the Parent Disclosure Schedule sets forth each date of exercise of the 56% Warrant, and the number, class and series of shares of Company capital stock issued to Pharma Holdings LLC upon each exercise of the 56% Warrant.

3.3 Authority; Binding Nature of Agreement. Parent and the Merger Subs have all necessary corporate power and authority to enter into and to perform their obligations under this Agreement and any Ancillary Agreements to which they are a party, and the execution, delivery and performance by Parent and the Merger Subs of this Agreement and any Ancillary Agreements to which they are a party have been duly authorized by all necessary action on the part of Parent, the Merger Subs and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and the Merger Subs, enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Parent Board, acting upon the Special Committee Recommendation, has (x) (A) determined that it is fair to and in the best interests of the Parent and the holders of the Parent Common Stock to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (B) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Parent and the consummation of the Mergers and the other transactions contemplated by this Agreement and (C) resolved to recommend adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement by the holders of Parent Common Stock (the “Parent Recommendation”) and (y) directed that this Agreement be submitted to the holders of Parent Common Stock entitled to vote for adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement. The Special Committee has (i) been duly established, (ii) received an opinion of Houlihan Lokey Capital, Inc., the Special Committee’s financial advisor, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the aggregate consideration to be paid by the Parent (comprised of the Merger Shares to be issued by Parent) in the Merger is fair to Parent, from a financial point of view, and as of the date this Agreement, such opinion has not been withdrawn, revoked or modified, (iii) determined that it is fair to and in the best interests of the Parent and the holders of the Parent Common Stock to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, and (iv) recommended to the Parent Board that the Parent Board make the Parent Recommendation.

3.4 Non-Contravention; Consents. The execution and delivery of this Agreement or any of the Ancillary Agreements by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the Contemplated Transactions will not cause: (a) a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub I, or the certificate of formation or the limited liability company agreement of Merger Sub II, (b) a violation by Parent or the Merger Subs of any Law applicable to Parent or the Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or the Merger Subs’ ability to consummate the Contemplated Transactions, or (c) a default on the part of Parent or the Merger Subs under any material Contract of Parent or the Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or the Merger Subs’ ability to consummate the Contemplated Transactions. Except as may be required by the (i) the filing with the SEC of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such filings and approvals as may be required under Securities Act of 1933, as amended, or the rules and regulations of the NYSE, (iii) the DGCL, the DLLCA or governmental regulation, none of Parent, Merger Sub I or Merger Sub II is required to obtain any Consent from any Governmental Body or party to a material Contract of Parent, Merger Sub I or Merger Sub II at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent and the Merger Subs of the Merger.

3.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between January 31, 2021 and the date of this Agreement (a) no event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (b) no event or action has occurred that would require the consent of the Company pursuant to Section 4.3 (Conduct of the Business of Parent) if such event or action occurred during the Pre-Closing Period; or (c) except in connection with the Contemplated Transactions, Parent and its Subsidiaries have used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

3.6 Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or the Merger Subs, being threatened) against Parent or the Merger Subs (a) challenging the Merger or (b) that would be material to Parent and its Subsidiaries, taken as a whole.

3.7 SEC Reports, Financial Statements.

(a) Parent and its Subsidiaries have timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2020 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and(y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Parent nor, to the knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent Financial Statements.

3.8 Liabilities. Parent has no liabilities required by GAAP to be reflected in the audited consolidated balance sheet or footnotes thereto as of July 31, 2020 (the “Parent Audited Balance Sheet”) included in the Parent Financial Statements, other than: (a) those set forth on the face of the Parent Audited Balance Sheet; (b) those incurred in the Ordinary Course of Business since the date of the Parent Audited Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to Parent’s business as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d) those that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

3.9 Compliance with Laws. Parent and the Merger Subs are in material compliance with, and at all times during the past five years have been in material compliance with, applicable Laws, including those relating to employment and the listing and other rules and regulations of NYSE, and as of the date of this Agreement, neither Parent nor the Merger Subs has received any written notices of any violation with respect to such Laws.

3.10 Subsidiaries; Merger Subs. Merger Sub I and Merger Sub II (a) were formed solely for the purpose of engaging in the Contemplated Transactions and are wholly owned subsidiaries of Parent, (b) have engaged in no other business activities and (c) have conducted their operations only as contemplated by this Agreement. Parent has no Subsidiaries other than Merger Sub I, Merger Sub II and the Subsidiaries set forth in Note 1 to the financial statement included in the Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2021.

3.11 Valid Issuance. The Parent Class B Common Stock to be issued as Merger Shares pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

3.12 Financing. Assuming satisfaction of the condition contained in Section 6.9, Parent, Merger Sub I, Merger Sub II will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable them to make all payments required to be made pursuant to the terms of this Agreement.

3.13 Takeover Statutes. Assuming that the Company Stockholder Approval, including the Company Minority Approval, has been obtained, Parent has taken all action necessary to authorize and approve this Agreement, the Support Agreements, the Voting Agreements and the transactions contemplated hereby and thereby (including the Parent Share Issuance) under Section 203 of the DGCL and, accordingly, none of Section 203 of the DGCL, any other Takeover Statute that is applicable to Parent or any anti-takeover provision in Parent’s certificate of incorporation or bylaws prohibits the execution, delivery and performance of this Agreement, the Support Agreements, the Voting Agreements or the transactions contemplated hereby or thereby (including the Parent Share Issuance).

3.14 Ownership of Capital Stock of the Company. As of the close of business on May 31, 2021, Parent and its Subsidiaries (including for purposes of this provision, CS Pharma LLC and Pharma Holdings LLC) and Howard Jonas collectively (a) beneficially own 1,959,235 shares of Company Common Stock, no shares of Company Series A Preferred Stock, no shares of Company Series B-1 Preferred Stock, no shares of Company Series B-2 Preferred Stock, no shares of Company Series B-3 Preferred Stock, no shares of Company Series B-4 Preferred Stock, 1,081,504 shares of Company Series C Preferred Stock issuable to Howard Jonas, Debbie Jonas and the Jonas Foundation upon conversion of its Convertible Note and 60,673,088 shares of Company Series D Preferred Stock and (b) based upon the terms and conditions of this Agreement, have the right to acquire, (I) through the exercise of the 56% Warrant, 100,874,073 shares of Series D Preferred Stock, and (II) as lenders under the Line of Credit, 14,925,035 shares of Company Common Stock.

3.15 Tax Matters. Parent has not taken any action, nor to the knowledge of Parent are there any facts or circumstances not set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub II is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Parent for U.S. federal income Tax purposes, and no election has been made or will be made, nor has any action been taken or will be taken, to treat Merger Sub II as a corporation for U.S. federal income Tax purposes.

3.16 No Additional Representations. Except for the representations and warranties expressly made by the Company in Article 3, each of Parent and the Merger Subs acknowledges that neither the Company nor any other Person makes, and that none of Parent or Merger Subs have relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has Parent or Merger Subs relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

4. CERTAIN COVENANTS

4.1 Access. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s personnel, facilities, properties, the existing books, records, Contracts, Company Tax Returns, Company Plans, work papers and other documents and information relating to the Company for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement or as Parent may otherwise reasonably request and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company, including copies of the existing books, records, Contracts, Company Tax Returns, Company Plans, work papers and other documents and information relating to the Company, in each of cases (a) and (b), as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense and in such a manner as to maintain compliance with the confidentiality provisions of this Agreement and of the Contemplated Transactions in accordance with the terms hereof and thereof and not to unduly and materially interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable judgment (based on the advice of outside counsel) (a) waive any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent) or (b) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party, so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law, agreement or duty).

4.2 Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Schedule 4.2, (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) as necessary to ensure that the Company complies with applicable Laws and obligations under any Material Contract, or (z) with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall operate in the Ordinary Course of Business and in compliance with applicable Law; (ii) the Company shall use commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) preserve its material relationships with suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations, (C) prosecute and maintain the Patents licensed by the Company and other material Company Registered Intellectual Property (including any Patents), and (D) file all Company Tax Returns and pay all Taxes when due (except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been have been established in accordance with GAAP, with respect to which Parent has been notified in advance in writing); and (iii) except as set forth in Schedule 4.2, the Company shall not:

(a) change or amend the Company Charter, the Certificates of Designation or the Company’s bylaws or authorize or propose the same;

(b) directly or indirectly split, combine or reclassify any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock, or the exercise of any Company Warrants or Company Options); issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable);

(c) issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options, conversion of Company Preferred Stock to Company Common Stock or other rights for Company Common Stock, in each case to the extent outstanding as of the date of this Agreement, (ii) the Company may issue shares of Company Capital Stock in connection with the exercise of, and in accordance with the terms of, any Company Warrants outstanding as of the date of this Agreement, and (iii) the Company may issue shares of Company Common Stock in respect of the Contingent Rights in such amounts as set forth on Part 4.2(c) of the Company Disclosure Schedules;

(d) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, receivership, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e) incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of other Persons;

(f) make any capital expenditures, capital additions or capital improvements, in excess of $100,000;

(g) acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity;

(h) (A) initiate any new line of business, (B) make any investment in or advance, loan or capital contribution to any Person (other than business-related advances to its employees in the Ordinary Course of Business), (C) form or acquire any Subsidiary that is not wholly-owned by the Company or any of its wholly-owned Subsidiaries or (D) otherwise acquire or agree to acquire any securities or assets of a Third Party that are material, individually or in the aggregate, to the Company;

(i) terminate, cancel, amend, waive, modify, fail to use commercially reasonable efforts to comply with, maintain or renew any material Permit;

(j) sell, license, lease, assign or otherwise dispose of or create or incur any Lien on, directly or indirectly, any tangible properties or assets of the Company or any of its Subsidiaries which are material to the Company as a whole, other than (A) sales of inventory, of products or services, or obsolete equipment, all in the ordinary course of business, (B) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date hereof or (C) incurrence of Permitted Liens;

(k) (i) sell, license, lease, assign or otherwise dispose of or create or incur any Lien on, directly or indirectly, any material Company Owned Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other Intellectual Property material to the Company from any other Person (other than, with respect to each of clauses (i) and (ii), non-exclusive licenses or other non-exclusive grants of rights entered into in the Ordinary Course of Business, and, as applicable, on terms materially consistent with the Company’s applicable form agreement(s), provided that any Intellectual Property arising from any such form agreement, for such agreements entered into in the Pre-Closing Period, will be solely owned by the Company to the extent permitted under applicable Law);

(l) enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract or waive any material right of the Company or any of its Subsidiaries under any Material Contract, including without limitation, take any action with respect to the Altira Royalty Agreement;

(m) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries;

(n) make, revoke, or change any material election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended Company Tax Return, enter into any Tax allocation, sharing or indemnity agreement or any agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, surrender or abandon any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o) except in each case as required by the terms of any Company Plan as in effect on the date hereof or as required by applicable Law, (i) adopt, establish, enter into, amend or terminate any Company Equity Plan, Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (except for renewals in the Ordinary Course of Business), (ii) increase the compensation or benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider (except for increases in base salary in the Ordinary Course of Business with respect to Company Service Providers with a total annual base salary under $200,000, (iii) grant any severance or termination pay to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause, (v) hire or engage any new Company Service Provider (except in the Ordinary Course of Business with respect to Company Service Providers with a total annual base salary under $200,000), or (vi) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Equity Plan (except as provided in Section 5.8 (Company Options)) or other Company Plan or other Contract.

(p) terminate or allow to lapse any of the Insurance Policies;

(q) waive or release in writing, assign, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements (i) in the Ordinary Course of Business (ii) that involve only the payment of monetary damages not in excess of $100,000 in the aggregate and (iii) that do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(r) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly-owned by the Company or any of its wholly-owned Subsidiaries;

(s) commence, terminate or materially modify any clinical trial;

(t) terminate any executive employee of the Company or materially modify the terms and conditions of employment of any executive employee of the Company; or

(u) agree or commit to take any of the actions described in clauses (a) through (t) of this Section 4.2 (Conduct of the Business of the Company).

4.3 Conduct of the Business of Parent. During the Pre-Closing Period, except (w) as set forth in Schedule 4.3, (x) to the extent necessary to comply with Parent’s obligations under this Agreement, (y) as necessary to ensure that the Parent complies with applicable Laws, or (z) with the Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall:

(a) not change or amend the Parent Charter or Parent’s bylaws, or authorize or propose the same;

(b) not enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, receivership, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(c) use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Parent shall use its commercially reasonable efforts to preserve the business organizations of Parent substantially intact and maintain existing relations and goodwill with Governmental Bodies, customers, suppliers, production companies, distributors, licensees, licensors, creditors, lessors, employees and business associates and others having material business dealings with Parent, as applicable, and keep available the services of its present employees and agents; and

(d) not agree or commit to take any of the actions described in clauses above in this Section 4.3 (Conduct of the Business of Parent).

Without limiting Section 4.3(c), and in furtherance of, the foregoing, from the execution of this Agreement until the Effective Time, Parent (i) shall not, and shall not cause the Company to, terminate or materially alter the terms and conditions of employment of any executive employee of the Company without the prior consent of at least eighty percent (80%) of the Company Board or (ii) remove any director or vote for (or consent to) any person for appointment or election as a director to the Company Board without the prior consent of eighty percent (80%) of the Company Board.

4.4 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Takeover Proposal or Takeover Inquiry or take any action that could reasonably be expected to lead to a Takeover Proposal or Takeover Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to a Takeover Proposal or Takeover Inquiry (other than to inform any Person of the existence of the provisions in this Section 4.4 (No Solicitation)); (iii) engage in discussions or negotiations with any Person (other than to inform any Person of the existence of the provisions in this Section 4.4 (No Solicitation)) with respect to any Takeover Proposal or Takeover Inquiry; (iv) approve or recommend any Takeover Proposal; execute or enter into any binding or nonbinding letter of intent, memorandum of understanding or similar understanding or Contract contemplating or otherwise relating to any Takeover; or (v) resolve or agree to do any of the foregoing.

(b) The Company shall immediately cease and cause to be terminated any discussions, negotiations and communications with any Person that relate to any Takeover Proposal or Takeover Inquiry that were occurring as of the date of this Agreement.

(c) Promptly after the date of this Agreement, the Company shall: (i) request each Person that has received confidential information from the Company or any of its Representatives on behalf of the Company or its Representatives at any time during the past 12 months pursuant to a confidentiality or similar agreement in connection with such Person’s consideration of a possible Takeover Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Company to the extent the Company has the right to make such request pursuant to a confidentiality or similar agreement with such Person; and (ii) except as otherwise permitted by Section 4.4(a) (No Solicitation), prohibit any Person from having access to any physical or electronic data room relating to any possible Takeover Proposal or Takeover Inquiry.

4.5 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Contemplated Transactions, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.6 Certain Tax Matters. None of the Company, Parent, Merger Sub I, Merger Sub II, or the Surviving Company shall take, agree to take or fail to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. The Parties will prepare and file, and cause their Affiliates and agents to prepare and file, all Tax Returns consistent with the Intended Tax Treatment and will not take, and will cause their Affiliates and agents not to take, any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or by a Governmental Authority pursuant to a determination within the meaning of Section 1313(a) of the Code. Each Party shall cooperate in good faith with reasonable requests made by the other Parties to document and support the Intended Tax Treatment, including in connection with the preparation and filing of the Registration Statement. Such cooperation shall include, if applicable, providing a certificate executed by an officer of the applicable Party with applicable covenants, representations and warranties reasonably requested by another Party’s tax advisors in connection with the delivery of an opinion regarding the Intended Tax Treatment.

5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement.

(a) As promptly as practicable after the date of this Agreement (and in any event within the later of (i) sixty (60) days after the date of this Agreement; provided that as of such date the Company financials required to be included in the Registration Statement have been completed and approved by the Company’s auditors or (ii) fifteen (15) days from the date on which the Company financials required to be included in the Registration Statement have been completed and approved by the Company’s auditors), the Parties shall prepare, and Parent shall cause to be filed with the SEC, a registration statement on Form S-4 to register under the Securities Act the offer and sale of the Merger Shares pursuant to the Merger, which shall include a prospectus and a proxy statement relating to the Parent Stockholder Approval and the Company Stockholder Approval (as amended from time to time, the “Registration Statement”). Parent covenants and agrees that the Registration Statement will not, at the time that the Registration Statement or any amendments or supplements thereto is filed with the SEC or first mailed to Parent Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Parent for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by the Company or any of its Representatives specifically for inclusion therein and the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, other than with respect to the information provided by the Company or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent shall use reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1 (Registration Statement). If Parent or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement to comply with applicable federal and state securities Laws requirements and the rules and regulations of the NYSE.

(b) The Parties shall reasonably cooperate with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party that is required by Law to be included in the Registration Statement or reasonably requested by the other Party to be included in the Registration Statement. If at any time before the Effective Time the information provided in the Registration Statement has or will become “stale” and new information should, as determined by Parent acting reasonably, be disclosed in an amendment or supplement to the Registration Statement, then Parent shall promptly inform the Company thereof and each such Party shall cooperate with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate, (x) in providing the financial reporting necessary for such filing and (y) in filing such amendment or supplement with the SEC (and, if related to the proxy statement, mailing such amendment or supplement to the Parent stockholders).

5.2 Stockholder Consent or Approval; Required Stockholder Votes.

(a) Subject to fiduciary obligations under applicable Law, Parent, acting through the Parent Board (or a committee thereof), shall, as promptly as practicable (and in any event within twenty-five (25) Business Days) after the Registration Statement has been declared effective, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the approval of the issuance of the Parent Class B Common Stock issuable pursuant to the Merger and Parent Minority Approval (the “Parent Stockholder Approval”) and the other matters contemplated by this Agreement (including any adjournment, recess or postponement thereof, the “Parent Meeting”) and shall not postpone, recess or adjourn such Parent Meeting, provided, however, for the avoidance of doubt, the Parent may postpone or adjourn the Parent Meeting: (A) with the written consent of the Company; (B) for the absence of a quorum; (C) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement is provided to the holders of Parent Common Stock within a reasonable period of time in advance of the Company Meeting; (D) to allow reasonable additional time to solicit additional proxies; or (E) if required by Law. The Parent shall recommend approval and adoption of the Parent Stockholder Approval, including approval of this Agreement and the Contemplated Transactions by the Parent’s stockholders in the Registration Statement and otherwise comply with all Laws applicable to the Parent Meeting. Parent shall use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of (it being understood that a proxy card will be deemed “in favor of” a matter to be acted upon by the Parent’s stockholders if it provides the stockholder with the ability to either vote for, vote against or abstain from voting on such matter) the adoption of this Agreement and take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the Contemplated Transactions by the Parent’s stockholders and (ii) to solicit the Parent Minority Approval. Parent hereby agrees to vote for the adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit F hereto prior to the Mergers.

(b) Subject to fiduciary obligations under applicable Law, the Company, acting through the Company Board (or a committee thereof), shall, as promptly as practicable (and in any event within twenty-five (25) Business Days) after the Registration Statement has been declared effective, take all action necessary, including under the DGCL, to solicit the Company Stockholder Consent from, or duly call, give notice of, convene and hold a meeting of its stockholders for the Company Minority Approval and approval of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company as contemplated by Section 6.8 (Charter Amendment) below (the “Company Stockholder Approval”) and the other matters contemplated by this Agreement (including any adjournment, recess or postponement thereof, the “Company Meeting”) and shall not postpone, recess or adjourn such Company Meeting,  provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Meeting: (A) with the consent of the Parent; (B) for the absence of a quorum; (C) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement is provided to the holders of Company Capital Stock within a reasonable period of time in advance of the Company Meeting; (D) to allow reasonable additional time to solicit additional proxies; or (E) if required by Law. The Company shall recommend approval and adoption of this Agreement and the Contemplated Transactions by the Company’s stockholders and otherwise comply with all Laws applicable to the Company Meeting. The Company shall use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of (it being understood that a proxy card will be deemed “in favor of” a matter to be acted upon by the Company’s stockholders if it provides the stockholder with the ability to either vote for, vote against or abstain from voting on such matter) the adoption of this Agreement and take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the Contemplated Transactions by the Company’s stockholders and (ii) to solicit the Company Minority Approval.

(c) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, Parent hereby covenants and agrees (and covenants and agrees to cause its subsidiaries and Affiliates to):

(i) to vote for all amendments to the Certificate of Incorporation of the Company necessary or desirable and approved by the Company Board to effect a public offering of the Company Common Stock pursuant to the Securities Act of 1933, as amended, (the “IPO”), including without limitation the increase of the authorized shares of Company Common Stock and reverse stock-splits, as applicable;

(ii) immediately prior to the IPO and, subject to the requirements under the Certificate of Incorporation of the Company, contingent upon the conversion of all other outstanding Company Preferred Stock to Company Common Stock (other than Preferred Stock held by Parent or its Affiliates), Parent shall convert all Company Preferred Stock (including Preferred Stock issuable upon exercise of Company Warrants or other rights) into Company Common Stock in accordance with the applicable conversion terms and conditions applicable to the conversion and conversion ratio of the Company Preferred Stock;

(iii) to not, without the prior written consent of the managing underwriter for the IPO and solely to the same extent as all officers, directors, holders of in excess of 3% of the outstanding Company Capital Stock on a fully diluted basis are so bound on terms equivalent to those of this clause (iii), during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (x) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock (or securities convertible into Company Common Stock) held immediately prior to the effectiveness of the registration statement for the IPO, or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Common Stock (or securities convertible into Company Common Stock), whether any such transaction described in subclauses (x) or (y) above is to be settled by delivery of securities, in cash or otherwise.

(d) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, Parent agrees (and covenants and agrees to cause its subsidiaries and Affiliates to): (i) to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with Section 5.2(c) above or that are necessary to give further effect thereto; and (ii) that, in order to enforce the foregoing covenants in Section 5.2(c), the Company may impose stop-transfer instructions with respect to the shares of Company Common Stock of Parent (and transferees and assignees thereof) until the end of the lock-up period described in Section 5.2(c)(iii). Parent further hereby constitutes and appoints as the proxies of Parent and hereby grants a power of attorney to the Chief Executive Officer of the Company and designees with full power of substitution, with respect to the matters set forth in Section 5.2(c) above and hereby authorizes each of them to represent and vote in favor of the matters set forth in Section 5.2(c) above. Each of the proxy and power of attorney granted pursuant to this Section 5.2(d) is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable following any termination of this Agreement. Parent hereby revokes any and all previous proxies or powers of attorney with respect to the Company Common Stock and shall not hereafter purport to grant any other proxy or power of attorney with respect to any of the Company Common Stock, deposit any of the Company Common Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Company Common Stock, in each case, with respect to any of the matters set forth in Section 5.2(c) above.

(e) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, the Company agrees that Parent and Howard Jonas or any Affiliate of any of the foregoing who holds rights, directly or indirectly, under the 56% Warrant shall be permitted (prior to effecting the conversion of its Company Preferred Stock in accordance with Section 5.2(c)(ii)) to exercise on a cashless basis upon customary terms the 56% Warrant at an implied price per share no greater than the price of Company Common Stock to be issued in the IPO. Howard Jonas and any such Affiliate who holds rights under the 56% Warrant shall be an express third party beneficiary of this Section 5.2(e).

5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions hereof, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable, including notifying the other of any communication, inquiry, or investigation received from or initiated by a Governmental Body and using reasonable best efforts to cooperate in responding to any such inquiries, investigations, or requests, by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other Parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the Contemplated Transactions.

(b) The Company shall use reasonable best efforts to obtain all consents and waivers with respect to (i) the Contracts set forth on Part 2.21 of the Company Disclosure Schedule and (ii) any and all Contracts entered into by the Company following the date hereof and prior to the Closing, in each case, that are required to be obtained from parties to such Contracts to which the Company is a party in connection with the Contemplated Transactions.

(c) The Parties shall reasonably cooperate in the preparation of a spreadsheet (the “Closing Payment Schedule”) setting forth: (i) the name, address and email address (if available) of each holder of Company Capital Stock, the Company Warrants the Company Options immediately prior to the Effective Time, (ii) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the number of shares of Company Capital Stock for which Company Options are exercisable), (iii) a calculation of the Merger Shares and, as of the Closing Date, which each holder of Company Capital Stock, Company Warrants and Company Options is eligible to receive, and (iv) for each Securityholder and any other Person to whom payments are due and payable in connection with the Closing, whether any Taxes are required to be withheld (and, if so, what type of withholding applies).

5.4 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of, or prior to, the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time as provided in the Company Charter and the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in those indemnification agreements (the “Indemnification Agreements”) between the Company, shall survive the Merger and shall be complied with and performed by the Surviving Company.

(b) For six years from and after the Effective Time, Parent shall cause all rights to indemnification and exculpation by the Company existing in favor of D&O Indemnified Persons for their acts and omissions occurring or alleged to have occurred prior to the Effective Time, as provided in the Company Charter and the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the Indemnification Agreements, in each case subject to the terms, conditions and limitations thereof, to survive the Merger, including as a result of the amendment of the certificate of incorporation of the Surviving Company pursuant to Section 1.4(a) (Certificate of Incorporation and Bylaws; Directors and Officers), and for six years from and after the Effective Time, Parent shall cause the Surviving Company to fulfill and honor such obligations to the fullest extent permitted under applicable Law.

(c) Parent shall cause the Surviving Company as of the Effective Time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time with benefits and levels of coverage at least as favorable as the Company’s existing policies (including in connection with this Agreement or the transactions or actions contemplated hereby) with respect to those Indemnified Parties who are currently on the date hereof (and any additional Indemnified Parties who prior to the Effective Time become) covered by the Company’s D&O Insurance; provided, however, that (i) in no event shall the Surviving Company be required to expend for such “tail” insurance policies an annual premium amount in excess of three hundred percent (300%) of the annual premium currently on the date hereof paid by the Company for such insurance and (ii) if the annual premium of such “tail” insurance policies exceeds three hundred percent (300%) of the annual premium currently paid by the Company for such insurance, Parent shall cause the Surviving Company to obtain and fully pay for policies covering such Indemnified Parties with the greatest coverage as is then available at a cost up to but not exceeding such amount. Parent shall, and shall cause the Surviving Company to, use its reasonable best efforts to cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and to honor all of its obligations thereunder. After the Effective Time, Parent shall and shall cause the Surviving Company to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Parent, the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.4 (Indemnification of Officers and Directors).

(e) The provisions of this Section 5.4 (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.4 (Indemnification of Officers and Directors) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.5 Disclosure. The initial announcement regarding this Agreement shall be by press release as pre-agreed between the Parent and the Company, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Service Providers (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Service Providers without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party (to the extent practical) and giving due consideration to comments from the other Party, issue any such press release or make any such public announcement or statement as may be required by applicable Law.

5.6 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Article 7 (Conditions Precedent to Obligations of Parent and the Merger Subs) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Article 2 (Representations and Warranties of the Company)). The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Article 8 (Conditions Precedent to Obligations of the Company) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Article 3 (Representations and Warranties of Parent and the Merger Subs)). Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement.

5.7 Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein, and Parent and the Company agrees that any information obtained pursuant to the provisions hereunder or the negotiation and execution of this Agreement or the effectuation of the Contemplated Transactions, shall be governed by the terms of the Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Effective Time, at which point it shall terminate.

5.8 Company Options.

(a) Prior to the Closing, the Company shall take all actions (including providing any required notices, obtaining any necessary determinations and/or obtaining resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plan and award agreements pursuant to which Company Options are outstanding or otherwise) to cause the treatment (as applicable) of each Company Option then outstanding as set forth in Section 1.6 (Treatment of Company Warrants, Company Options and Company Convertible Notes).

(b) At the Effective Time, Parent shall assume all of the obligations of the Company relating to the Converted Options outstanding immediately prior to the Effective Time. Prior to the delivery of any Parent Common Stock in respect of any Parent Options issued pursuant to Section 1.6(c) (Treatment of Company Warrants, Company Options and Company Convertible Notes), Parent shall file a registration statement on Form S-8 (or other applicable form), promptly but no later than thirty (30) days following the Effective Date, with respect to the Parent Common Stock subject to such Parent Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Options appropriate notices setting forth such holders’ rights pursuant to the respective applicable Parent Options, and the agreements evidencing the grants of such Converted Options shall continue in effect on the same terms and conditions, subject to the adjustments required by Section 1.6(c) (Treatment of Company Warrants, Company Options and Company Convertible Notes) after giving effect to the transactions contemplated by this Agreement.

5.9 Resignations. The Company shall obtain and deliver to Parent as of the Effective Time (or, at the option of Parent, at a later date) the resignation of each (i) director of the Company and (ii) officers of the Company, effective as of the Effective Time (or, at the option of Parent, at a later date) (the “D&O Resignations”).

5.10 Employee Benefits. With respect to those employees of the Company who are employed by the Company as of immediately prior to the Effective Time (the “Continuing Employees”):

(a) Parent shall assume the liability for accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to Continuing Employees immediately prior to the Effective Time.

(b) All Continuing Employees shall be eligible to continue to participate in the Surviving Company’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.10 (Employee Benefits) or elsewhere in this Agreement shall limit the right of Parent or the Surviving Company to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time and (ii) if Parent or the Surviving Company terminates any such health or welfare benefit plan or migrates the Continuing Employees to a successor health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in the Surviving Company’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under a Company Plan in which such Continuing Employee participated immediately before the Effective Time (each, a “New Plan”). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any such New Plan, then Parent shall use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the commencement of participation in such New Plan, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such New Plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company.

(c) Nothing in this Section 5.10 (Employee Benefits) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Company or any other Affiliate of the Surviving Company and the employment of each Continuing Employee shall be “at will” employment. The provisions of this Section 5.10 (Employee Benefits) are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.10 (Employee Benefits) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a Third Party beneficiary of the Agreement or have the right to enforce the provisions hereof.

5.11 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Class B Common Stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

5.12 Royalty Buyout. The Company shall use its reasonable best efforts to effect the consummation of the transactions under the Altira Acquisition Agreement attached hereto as Exhibit E in accordance with its terms (the “Altira Acquisition Agreement”).

5.13 The 56% Warrant. Prior to the Closing, the Parent shall effect the termination of the 56% Warrant by Pharma Holdings, LLC, such termination to be contingent on the consummation of the Merger and effective at the Initial Effective Time.

5.14 Financing. The Company agrees to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates to provide, all cooperation reasonably requested by Parent or the Merger Subs to assist them in connection with the arrangement of the Financing. Such cooperation shall include but not be limited to the following:

(a) participating (with Representatives of the Company of appropriate seniority and expertise) at reasonable times, upon reasonable advance notice, in meetings, presentations, due diligence sessions, and sessions with rating agencies, and otherwise cooperating with the marketing efforts for the Financing;

(b) assisting Parent with the preparation of all materials reasonably required to be provided or requested by Parent or its Representatives for use in connection with the Financing, including, without limitation, financial statements and financial forecasts; and

(c) taking corporate actions reasonably requested by Parent to facilitate the consummation of the Financing.

5.15 Agency Communications and Filings.

(a) As and to the extent applicable, with respect to the Contemplated Transactions, the Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by another Party or any Governmental Body pursuant to its evaluation of the Contemplated Transactions under the HSR Act. Subject to the terms of this Section 5.15, the Parties shall use their reasonable best efforts to obtain from any Governmental Body all consents, approvals authorizations or orders required to be obtained under the Antitrust Laws or to avoid the entry or enactment of any injunction or other order or decree relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Parent shall file with the FTC and the Antitrust Division of the DOJ Notification and Report Forms as soon as practicable after the date of this Agreement but in no event later than thirty (30) calendar days following the date of this Agreement.

(b) As and to the extent applicable, with respect to the Contemplated Transactions and subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) as promptly as reasonably practicable cooperate with each other in determining whether, and promptly preparing and making, any filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Contemplated Transactions.

(c) As and to the extent applicable, with respect to the Contemplated Transactions, without limiting the generality of anything contained in this Section 5.15, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Contemplated Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal, (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Laws, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Contemplated Transactions, give the other Party reasonable prior notice and permit authorized Representatives of the other Party to be present at each meeting or conference, including by telephone, relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d) Notwithstanding anything to the contrary contained in this Agreement, but subject to Parent’s obligations set forth in this Section 5.15, Parent shall have the right, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters, strategies, communications, and timing with any Governmental Authority consistent with its obligations hereunder and Parent shall have the responsibility for devising and implementing the strategy for obtaining any necessary or advisable antitrust or competition or foreign investment merger clearances, and the Company shall use its commercially reasonable efforts to provide full, effective, and timely support of Parent. Parent covenants and agrees to pay any Government Body filing fees under any applicable Laws, and any and all fines, penalties, fees and expenses incurred in preparing any HSR filing, or otherwise related to Parent or the Company taking any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and related regulations.

(e) The Company covenants and agrees that it shall notify Parent at least five (5) days in advance of the filing or submission of, and provide to Parent a copy of, any material application or request with or any material communication with, the FDA, EMA or other Governmental Body performing similar functions.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to consummate the Merger are subject to the satisfaction (or the written waiver by each of the Parties) at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall be pending or threatened in writing by the SEC and not withdrawn or lapsed.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of any of the Mergers illegal.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote and the Required Parent Stockholder Vote, and the Required Company Stockholder Vote and the Required Parent Stockholder Vote shall remain in full force and effect and, if the Registration Statement incorporates information by reference as contemplated in General Instruction A.2 of Form S-4 under the Securities Act, at least twenty business days (as defined pursuant to Form S-4) shall have elapsed from the date of the first mailing of the prospectus in the Registration Statement to the Company Stockholders until the date of the Closing.

6.4 Majority of the Minority Approval. This Agreement shall have been duly adopted by the Parent Minority Approval and the Company Minority Approval, each of the Parent Stockholder Approval and the Company Stockholder Approval have occurred, and all such approvals shall remain in full force and effect.

6.5 Listing. The Merger Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.6 Royalty Buyout. The transactions contemplated by the Altira Acquisition Agreement shall have been consummated by all parties thereto in accordance with its terms; provided that such consummation shall not be a condition to Parent’s obligations to consummate the Merger if (a) Parent has not funded the payment amount thereunder before the Closing and (b) the Altira Acquisition Agreement has been consummated in all material respects by all parties thereto other than Parent (to the extent that such covenants require performance by such other parties at or before the Closing), including execution and delivery of any and all conveyance documents.

6.7 Governmental Consents. Any waiting period (or any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated.

6.8 Charter Amendment. The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit F hereto, shall have received the required director and stockholder approvals and been filed with the Delaware Secretary of State on a date prior to the Closing Date.

6.9 Closing of Financing. Parent shall have consummated the Financing.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE MERGER SUBS

The obligations of Parent and the Merger Subs to consummate the Merger are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The Specified Representations that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

7.2 Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

7.3 No Governmental Litigation. There shall not be pending any lawsuit or other Legal Proceeding challenging the Merger that (a) has been commenced by a Governmental Body of competent jurisdiction and (b) could reasonably be expected to result in an injunction or judgment in favor of such Governmental Body that would prevent consummation of the Merger.

7.4 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the D&O Resignations;

(b) the Certificate of Merger, executed by the Company;

(c) a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within seven days prior to the Closing Date; and

(d) the Lock-Up Agreements duly executed by each party thereto with respect to shares of Parent Class B Common Stock issued pursuant to the Merger (other than Parent).

7.5 Closing Certificate. As of the Closing, the Chief Executive Officer or Chief Financial Officer of the Company shall have delivered to Parent a certificate (the “Company Officers Certificate”) to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties), 7.2 (Performance of Covenants) and 7.8 (No Material Adverse Effect) is satisfied in all respects.

7.6 Royalties; Consents.

(a) Except as set forth on Part 7.6(a) of the Company Disclosure Schedules, there shall be no obligation to pay any royalties or similar payments on any sales of products incorporating the Company Intellectual Property.

(b) The third party consents set forth on Part 7.6(b) of the Company Disclosure Schedules shall have been obtained in form and substance reasonably satisfactory to the Parent.

7.7 No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

8. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and the Merger Subs set forth in Section 3 (Representations and Warranties of Parent and the Merger Subs) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

8.2 Performance of Covenants. Parent and the Merger Subs shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Subs at or before the Closing).

8.3 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that has been commenced by a Governmental Body.

8.4 No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.

8.5 Closing Certificate. An authorized officer of Parent and the Merger Subs shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified above in Sections 8.1 (Accuracy of Representations and Warranties), 8.2 (Performance of Covenants) and 8.4 (No Material Adverse Effect) is satisfied in all respects.

8.6 Reserved.

8.7 Dissolution of Subsidiaries. Parent shall have dissolved all of its direct and indirect subsidiaries (other than Merger Sub I and Merger Sub II) holding shares of Company capital stock or securities exercisable for or convertible into Company capital stock, or distributed or otherwise transferred, the shares of Company capital stock or securities exercisable for or convertible into Company capital stock held by such subsidiaries to Parent and the other members of such subsidiaries.

8.8 Lock-Up Agreements. The Lock-Up Agreements shall have been duly executed by each party thereto with respect to shares of Parent Class A Common Stock and Parent Class B Common Stock.

9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote, except to the extent otherwise provided below) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that the right to terminate this Agreement under this Section 9.1(c) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party did not use commercially reasonable efforts to have such order, decree or ruling vacated prior to its becoming final and non-appealable and such failure to use commercially reasonable efforts constitutes a breach of this Agreement;

(d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) (Termination) but for the proviso thereto;

(e) by the Company, if Parent or Merger Subs shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 (Accuracy of Representations and Warranties) or Section 8.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) (Termination) but for the proviso thereto; and

(f) by Parent or the Company if each of the following are satisfied: (i) the Parent Stockholder Solicitation Period shall have run and elapsed and either (A) the Required Parent Stockholder Vote or (B) the Parent Minority Approval shall not have been obtained on or prior to the end of the Parent Stockholder Solicitation Period, or (ii) the Company Stockholder Solicitation Period shall have run and elapsed and either (x) the Required Company Stockholder Vote or (y) the Company Minority Approval shall not have been obtained on or prior to the end of the Company Stockholder Solicitation Period; provided however that the right to terminate this Agreement under this Section 9.1(f) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure to obtain the approvals required pursuant to clauses (i) or (ii) hereof, as applicable, and such action or failure to act constitutes a breach of this Agreement. Notwithstanding any other term in this Section 9.1(f) (Termination), once the Required Company Stockholder Vote, the Company Minority Approval, the Required Parent Stockholder Vote and the Parent Minority Approval have been obtained, neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.1(f) (Termination).

The Party desiring to terminate this Agreement pursuant to Section 9.1 (Termination), shall give the other party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or Representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 9.2 (Effect of Termination), Section 5.2(c), (d) and (e), Section 5.7 (Confidentiality), Section 1.11 (Extension of 56% Warrant) and Section 10 (Miscellaneous Provisions) and the definitions of the capitalized terms referenced in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, (ii) nothing herein shall relieve any party from any liability for Fraud or for any knowing and willful material breach of this Agreement by such party prior to the termination of this Agreement, and (iii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement (subject to the terms thereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.

10. MISCELLANEOUS PROVISIONS

10.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document pursuant to this Agreement shall survive the Effective Time. This Section 10.1(a) (No Survival of Representations and Warranties) shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, including without limitation, the covenants set forth in Section 5.4 (Indemnification of Directors and Officers). All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

10.2 Amendment. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Parent or the Company contemplated hereby, by written agreement of the Parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Parent Stockholder Approval, there shall be no amendment or waiver that would require the further approval of the shareholders of the Parent under applicable Law without such approval having first been obtained. A termination of this Agreement pursuant to Section 9.1 (Termination) shall, in order to be effective, require, in the case of Parent and the Company, action by their respective boards of directors (or a committee thereof) as applicable.

10.3 Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

10.4 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.5 Entire Agreement; Counterparts. This Agreement (including the documents and instruments referred to herein), the Support Agreements, the Voting Agreements, Lock-Up Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, each of which shall be deemed an original.

10.6 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.7 Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company without the prior written consent of Parent, or by Parent without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign its rights, and delegate its obligations, under this Agreement to an Affiliate without the prior written consent of the Company so long as Parent remains bound to this Agreement and liable for its obligations hereunder).

10.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 5.4 (Indemnification of Officers and Directors), which in each case shall be third party beneficiaries of said provisions, provided that no consent of any D&O Indemnified Person shall be required to amend any provision of this Agreement prior to the Effective Time, (b) pursuant to Section 1.11 (Extension of 56% Warrant), (c) pursuant to Section 5.2(e) and (d) from and after the Effective Time, the rights of the Securityholders as of immediately prior to the Effective Time to receive the consideration pursuant to the Merger set forth in this Agreement.

10.10 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission, or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub I or Merger Sub II:

Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102
Attention: David Polinsky, Chief Financial Officer
E-mail: david.polinsky@rafaelholdings.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attention: Mitchell Raab
E-mail: mraab@olshanlaw.com

And:

Schwell Wimpfheimer & Associates

37 West 39th Street, Suite 505

New York, NY 10018

E-mail: dov.schwell@swalegal.com

if to the Company (prior to Closing):

Rafael Pharmaceuticals, Inc.
1 Duncan Drive

Cranbury, NJ 08512
Attention: Sanjeev Luther, Chief Executive Officer
E-mail: sanjeev.luther@rafaelpharma.com

With a copy (which shall not constitute notice) to:

Orrick Herrington & Sutcliffe LLP
1152 15th Street, N.W.
Washington, DC 20005 – 1706

Attention: David E. Schulman
E-mail: dschulman@orrick.com

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.12 Knowledge. “Knowledge” of the Company shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Knowledge Individuals. With respect to Intellectual Property, “reasonable inquiry” does not require the Company or any individual to obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches.

10.13 Specific Performance.

(a) Each of the Parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at Law, a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

(b) Notwithstanding Section 10.13(a) or anything else to the contrary in this Agreement, the Company shall not be entitled to enforce specifically Parent’s and the Merger Subs’ obligations to consummate the Merger unless (i) all of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur) shall have been satisfied (or are capable of being satisfied at the Closing) or (to the extent permissible under applicable Law) waived; (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions to the Company’s obligations have been satisfied or waived other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), and (B) if specific performance is granted, then it is ready, willing and able to take the actions within its control to cause the Closing to occur and (iii) Parent and Merger Sub I have failed to complete the Closing by the End Date.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All amounts payable under this Agreement, including the amounts to be set forth in the Estimated Closing Statement and Closing Statement, shall be calculated and paid in U.S. Dollars.

10.15 Disclosure Schedule. The Company Disclosure Schedule and Parent Disclosure Schedule have been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and the Merger Subs), respectively, of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and the Merger Subs), of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and the Merger Subs) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, by reference to another part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. The information set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

10.16 Non-Recourse. Notwithstanding anything herein to the contrary, no Representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any personal liability to either Parent or Merger Subs or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in this Agreement, and no Representative, Affiliate of, or direct or indirect equity owner in, either Parent or Merger Subs shall have any personal liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any of Parent or Merger Subs in, or otherwise in connection with, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RAFAEL HOLDINGS, INC

By:	/s/ Ameet Mallik
	Name:	Ameet Mallik
	Title:	CEO

RH MERGER I, INC.

By:	/s/ David Polinsky
	Name:	David Polinsky
	Title:	President

RH MERGER II, LLC

/s/ David Polinsky
	Name:	David Polinsky
	Title:	President

RAFAEL PHARMACEUTICALS, INC.

By:	/s/ Sanjeev Luther
	Name:	Sanjeev Luther
	Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“56% Warrant” shall mean that certain Warrant to Purchase Shares of the Company issued on September 16, 2016 to IDT Corporation, a predecessor of Parent, which Warrant to Purchase Shares of the Company is, as of the Execution Date, held by Pharma Holdings LLC.

“Adverse Experience” shall have the meaning set forth in Section 2.25(q) of this Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Affiliated Agreement” shall have the meaning set forth in Section 2.24 of this Agreement.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Altira Royalty” shall mean the entitlement to a percentage of the Company’s net sales created pursuant to the Altira Royalty Agreement.

“Altira Royalty Agreement” shall mean that certain Royalty Agreement, dated January 31, 2007 by and among the Company, Altira Capital and Consulting, LLC, Robert Shorr and Robert Rodriguez, including for clarity to the extent assigned or transferred.

“Ancillary Agreements” shall mean, collectively, the Voting Agreements, the Lock-Up Agreements, the Support Agreements and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions, including the Letters of Transmittal.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Author” shall have the meaning set forth in Section 2.8(f) of this Agreement

“Balance Sheet” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Balance Sheet Date” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Bonus Shares Agreement” shall mean that certain First Global Amendment to Loan Documents dated April 13, 2016 by and among the Company, IDT Corporation (a predecessor of Parent), Joseph Stern and Aaron Drillick, including for clarity to the extent assigned or transferred.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, NY.

“CARES Act” shall have the meaning set forth in Section 2.13(k) of this Agreement.

“Cash and Cash Equivalents” shall mean, the aggregate amount of unrestricted cash and cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, less (without duplication for any exclusions provided for under GAAP) (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, plus (without duplication for any inclusions provided for under GAAP) (b) checks received by the Company that have not been posted.

“Certificates of Designation” shall mean collectively the Company’s certificates of designation for each series of Company Preferred Stock, as amended.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Certificate of Merger for Subsequent Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Payment Schedule” shall have the meaning set forth in Section 5.3(c) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Warrant Option” means the options issued to investors in the Company to purchase an aggregate of 2,985,000 shares of Common Stock of the Company at various exercise prices.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Board” shall have the meaning set forth in the recitals of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(d) of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation and in effect immediately prior to the Effective Time.

“Company Common Stock” shall mean together the Company Voting Common Stock and Company Non-Voting Common Stock.

“Company Consultant” shall mean any current or former consultant or individual service provider of the Company (other than those that have a Contract with Company in their individual capacity).

“Company Convertible Notes” shall mean those 3.5% Convertible Promissory Notes, issued between February 26, 2013 and September 15, 2016, by the Company to the holders thereof, with an aggregate outstanding total principal amount of $12,189,320.

“Company Data” shall have the meaning set forth in Section 2.8(a)(i) of this Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and the Merger Subs on the date of, and prior to the execution of, this Agreement.

“Company Equity Plan” shall mean, collectively, the Company’s 2005 Incentive Stock Plan, 2009 Incentive Stock Plan, and 2018 Equity Incentive Plan.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.8(a)(ii) of this Agreement.

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 2.8(m)(i) of this Agreement.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of the Company, or (ii) that would prevent the Company from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Company Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic), except to the extent such events have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (e) any failures, in and of themselves, by the Company to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Company Material Adverse Effect” may be taken into account); (f) any adverse effect directly resulting from any action taken (or failure to take action) by the Company at the express direction of the Parent, its Affiliates or Representatives or that was expressly approved or ratified by the Parent in its capacity as a stockholder in the Company or (g) the execution, delivery, announcement or pendency of the Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Company Meeting” shall have the meaning set forth in Section 5.2(b) of this Agreement.

“Company Minority Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding shares of Company Capital Stock entitled to vote thereon, excluding shares of Company Capital Stock owned directly or indirectly by Parent or any Affiliate of Parent.

“Company Non-Voting Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share, designated as non-voting in the Company Charter.

“Company Officers Certificate” shall have the meaning set forth in Section 7.5 of this Agreement.

“Company Option” shall mean any option to purchase shares of Company Common Stock.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 2.8(a)(iv) of this Agreement.

“Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a)(iv) of this Agreement.

“Company Noteholders” shall mean each holder of a Company Convertible Note as of immediately prior to the Effective Time.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any Company Service Provider or any spouse, dependent or beneficiary of any such individual, including as a participating employer in any plan, policy, program, agreement, Contract or arrangement sponsored or maintained by a professional employer organization, or under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to any Company Service Provider or any spouse, dependent or beneficiary of any such individual.

“Company Preferred Stock” shall mean collectively the “Series A Preferred Stock, Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Company Privacy Commitments” shall have the meaning set forth in Section 2.8(r)(ii) of this Agreement.

“Company Privacy Policies” shall have the meaning set forth in Section 2.8(a)(vi) of this Agreement.

“Company Products” shall have the meaning set forth in Section 2.8(a)(vii) of this Agreement.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.8(a)(viii) of this Agreement.

“Company Restricted Stock” shall mean a share of Company Common Stock that is (i) outstanding on the date of this Agreement and (ii) subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

“Company Series C Warrant” shall mean the Warrant to purchase shares of Series C Preferred Stock issued to a Company Noteholder pursuant to a Subscription Agreement dated February 20, 2014 and any subsequent agreements relating thereto.

“Company Service Provider” shall mean any current or former employee, consultant, director or individual service provider of the Company or any other Company ERISA Affiliate.

“Company Service Provider Agreement” shall mean any employment or engagement agreement between the Company on one hand and a Company Service Provider on the other hand.

“Company Source Code” shall have the meaning set forth in Section 2.8(a)(ix) of this Agreement.

“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholder Approval” shall have the meaning set forth in Section 5.2(b) of this Agreement.

“Company Stockholder Solicitation Period” means the period following the date hereof, which period, in all cases, shall end on the End Date.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Tax” means any Tax, if and to the extent that the Company (or any predecessor) is or may be liable under any applicable law, under contract or on any other grounds (including, but not limited to, as a transferee, successor, or member of an Affiliated Group under Section 6901 of the Code or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax, in each case other than commercial contracts not primarily relating to Taxes.

“Company Tax Return” means any Tax Return, election, document, information, opinion, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Body or Government Official, if, in any manner or to any extent, relating to or inclusive of the Company (or any predecessor).

“Company Voting Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share, designated as voting in the Company Charter.

“Company Warrants” shall mean the Common Warrant Option, the Company Series C Warrant and the 56% Warrant.

“Company Websites” shall have the meaning set forth in Section 2.8(a)(x) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 2.8(i) of this Agreement.

“Confidentiality Agreement” shall mean all confidentiality agreements entered by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Contemplated Transactions” shall have the meaning set forth in the recitals of this Agreement.

“Contingent Rights” shall mean collectively the rights to receive Company Capital Stock pursuant to the Line of Credit and the Bonus Shares Agreement.

“Continuing Employee” shall have the meaning set forth in Section 5.10 of this Agreement.

“Contract” shall mean any contract, undertaking, concession, agreement, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment (including any binding plan, arrangement or agreement in principle), whether written or oral.

“Converted Options” shall have the meaning set forth in Section 1.6(b) of this Agreement.

“Counterparty” shall have the meaning set forth in Section 2.21 of this Agreement.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“D&O Insurance” shall have the meaning set forth in Section 5.4(c) of this Agreement.

“D&O Resignations” shall have the meaning set forth in Section 5.9 of this Agreement.

“Debt” shall mean the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all obligations of the Company as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (e) all liabilities or obligations of the Company under any interest rate, currency, swap or other hedging agreements, (f) all liabilities or obligations of the Company for the deferred purchase price of property or services and other earn-out, milestone or other contingent payment obligations, (g) any Pre-Closing Taxes (other than Transaction Payroll Taxes), whether due prior to, on, or after the Closing, that have not been paid as of the Closing, and (h) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“DLLCA” shall have the meaning set forth in the recitals of this Agreement.

“EC Merger Regulation” shall have the meaning set forth in Section 2.22 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“End Date” shall mean December 15, 2021; provided, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 45 calendar days prior to the End Date, then the End Date shall automatically be extended to February 1, 2022.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial order relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date hereof.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“FASB” shall have the meaning set forth in Section 2.4(b) of this Agreement.

“Financing” shall mean Parent’s raising of no less than $50 million of aggregate net proceeds (after payment of any fees and expenses associated with such transaction(s)) from one or more of the following sources of financing: (i) a private placement of Parent Capital Stock, (ii) an underwritten public offering of Parent Capital Stock registered with the SEC on Form S-3 (or other applicable form), or (iii) the sale of real property owned by Parent.

“Fraud” shall mean any actual fraud committed with the intent to deceive, as determined under Delaware law.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body or quasi-governmental power or authority (including, but not limited to, the National Association of Securities Dealers (NASD), any stock exchange or any securities market, or any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax–related matter), (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office with any Governmental Body.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, county, municipal or foreign or other governmental authority or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Governmental Grant” shall have the meaning set forth in Section 2.8(a)(xi) of this Agreement.

“Hazardous Substance” means any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“HSR Act” shall have the meaning set forth in Section 2.22 of this Agreement.

“Inbound Licenses” shall have the meaning set forth in Section 2.8(m)(i) of this Agreement.

“Indemnification Agreements” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Initial Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Insurance Policies” shall have the meaning set forth in Section 2.17 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 2.8(a)(xii) of this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a)(xiii) of this Agreement.

“Intended Tax Treatment” shall have the meaning set forth in the recitals of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall have the meaning set forth in Section 10.12 of this Agreement.

“Knowledge Individuals” shall mean the following Persons: Sanjeev Luther, Jenna Vadas and Wendy McDermott.

“Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body that is binding on such Person.

“Leased Real Property” shall have the meaning set forth in Section 2.7 of this Agreement.

“Legal Proceeding” shall mean any suit, charge, complaint, litigation, arbitration or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) asserting claims against the Company, or any hearing, inquiry, audit, examination or investigation of which Company has received written notice commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Letter of Transmittal” shall have the meaning set forth in Section 1.9(b) of this Agreement.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Line of Credit” shall mean that certain Line of Credit Loan Agreement by and between the Company and RP Finance LLC, dated as of February 3, 2020.

“Lock-Up Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Shares” shall mean the aggregate number of shares of Parent Class B Common Stock to be issued in the Merger pursuant to this Agreement.

“Merger Sub I” shall have the meaning set forth in the preamble of this Agreement.

“Merger Sub II” shall have the meaning set forth in the preamble of this Agreement.

“New Plan” shall have the meaning set forth in Section 5.10(b) of this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Non-Scheduled Inbound Contracts” means Contracts that are: (i) licenses or other grants of rights to the Company for Shrink-Wrap Software pursuant to the standard terms therefor, (ii) licenses to the Company for Open Source Materials pursuant to the publicly available open source terms therefor, (iii) non-disclosure agreements, (iv) entered into with Company Service Providers or Company Consultants without material modification from a Standard Form IP Agreement, (v) privacy policies, or (vi) Contracts in which the only Intellectual Property licenses or Intellectual Property Rights granted to the Company are with respect to feedback, suggestions, or a trademark for inclusion on customer lists or use in the provision of services.

“Non-Scheduled Outbound Contracts” means (i) Contracts in which the only Intellectual Property licenses or Intellectual Property Rights granted by the Company are non-exclusive rights granted to a Third Party to use Intellectual Property for the sole benefit of the Company, (ii) Contracts governing the use of Company Products entered into with end user customers of the Company Products that are materially consistent with the Company’s form of customer agreement, (iii) privacy policies, (iv) non-disclosure agreements, (v) non-exclusive licenses of Intellectual Property Rights by the Company to a Third Party entered into the Ordinary Course of Business, and (vi) Contracts in which the only Intellectual Property licenses or rights granted by the Company are with respect to feedback, suggestions, or a Company trademark for inclusion on customer lists or use in the provision of services.

“Note Conversion Shares” shall mean the total number of shares of Company Series C Preferred Stock or Company Series D Preferred Stock into which the Company Convertible Notes are converted as of immediately prior to the Effective Time pursuant to the Company Convertible Notes and the Convertible Note Cancellation Agreements.

“Open Source Materials” shall have the meaning set forth in Section 2.8(a)(xiv) of this Agreement.

“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law and to reasonably preserve the health and safety of current Company Service Providers).

“Other IP Contracts” shall have the meaning set forth in Section 2.8(m)(iii) of this Agreement.

“Outbound Licenses” shall have the meaning set forth in Section 2.8(m)(ii) of this Agreement.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Audited Balance Sheet” shall have the meaning set forth in Section 3.8 of this Agreement.

“Parent Board” shall have the meaning set forth in the recitals of this Agreement.

“Parent Capital Stock” shall mean the Parent Common Stock, the Class A common stock, par value $0.01 per share of the Parent and the Parent Preferred Stock.

“Parent Capitalization Date” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Parent Charter” shall mean Parent’s Amended and Restated Certificate of Incorporation and in effect immediately prior to the Effective Time.

“Parent Class A Common Stock” shall mean the Parent’s Class A Common Stock, par value $0.01 per share, the holders of which are entitled to three votes per share.

“Parent Class B Common Stock” shall mean the Parent’s Class B Common Stock, par value $0.01 per share, the holders of which are entitled to one-tenth of a vote per share.

“Parent Common Stock” shall mean the together the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and the Merger Subs and delivered to the Company on the date of, and prior to the execution of, this Agreement.

“Parent Equity Plan” shall mean the Parent 2018 Equity Incentive Plan.

“Parent Financial Statements” shall have the meaning set forth in Section 3.7(c) of this Agreement.

“Parent Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of Parent and its Subsidiaries, taken as a whole, or (ii) that would prevent Parent from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Parent Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on Parent and its Subsidiaries as compared to any companies in Parent’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which Parent and its Subsidiaries operate or compete, except to the extent such adverse effect has a materially disproportionate effect on Parent and its Subsidiaries as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on Parent as compared to companies in Parent’s industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic), except to the extent such events have a material disproportionate effect on Parent and its Subsidiaries as compared to companies in Parent’s industry; (e) any failures, in and of themselves, by Parent to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Parent Material Adverse Effect” may be taken into account); (f) any adverse effect directly resulting from the Company’s failure to take any action (or to delay or not take any action) in accordance with express direction of the Parent, its Affiliates or Representatives exercising Parent’s authority as a controlling stockholder in the Company or (g) the execution, delivery, announcement or pendency of the Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Parent Meeting” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Parent Minority Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares of Parent Common Stock, excluding Shares owned directly or indirectly by any Affiliate of Parent, Merger Subs or any of their respective officers or directors on or after the date hereof, including trusts for the benefit of immediate family members of such parties regardless of whether they are Affiliates, outstanding and entitled to vote thereon at the Parent Meeting.

“Parent Officers Certificate” shall have the meaning set forth in Section 8.5 of this Agreement.

“Parent Recommendation” shall have the meaning set forth in Section 3.3 of this Agreement.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

“Parent SEC Reports” shall have the meaning set forth in Section 3.7(a) of this Agreement.

“Parent Special Committee” shall have the meaning set forth in the recitals of this Agreement.

“Parent Stockholders” shall mean the holders of Parent Capital Stock.

“Parent Stockholder Approval” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Parent Stockholder Solicitation Period” means the period following the date that the Registration Statement is first mailed to all Parent Stockholders of record, which period, in all cases, shall end on the End Date.

“Parent Trading Price” shall mean the volume weighted average closing sale price of one share of Parent Class B Common Stock as reported on the NYSE for the ten consecutive trading day period ending the fifth trading day prior to the Closing Date.

“Parties” mean Parent, Merger Sub I, Merger Sub II and the Company.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Per Share Merger Consideration” shall mean, subject to Section 1.5(f), the applicable Per Series A Share Merger Consideration, Per Series B-1 Share Merger Consideration, Per Series B-2 Share Merger Consideration, Per Series B-3 Share Merger Consideration, Per Series B-4 Share Merger Consideration, Per Series C Share Merger Consideration, Per Series D Share Merger Consideration, Per Common Share Merger Consideration, Per Bonus Share Merger Consideration or Per Line of Credit Share Merger Consideration, as applicable to a holder of Company Capital Stock or Contingent Rights as of the Effective Time.

“Per Series A Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series A Preferred issued and outstanding as of the Effective Time.

“Per Series B-1 Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series B-1 Preferred issued and outstanding as of the Effective Time.

“Per Series B-2 Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series B-2 Preferred issued and outstanding as of the Effective Time.

“Per Series B-3 Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series B-3 Preferred issued and outstanding as of the Effective Time.

“Per Series B-4 Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series B-4 Preferred issued and outstanding as of the Effective Time.

“Per Series C Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series C Preferred issued and outstanding as of the Effective Time.

“Per Series D Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Series D Preferred issued and outstanding as of the Effective Time.

“Per Common Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Common Stock issued and outstanding as of the Effective Time.

“Per Bonus Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Common Stock issuable pursuant to the Bonus Shares Agreement as of September 30, 2021 (as if the Mergers were consummated on such date).

“Per Line of Credit Share Merger Consideration” shall mean the right to receive 0.12045 shares of Parent Class B Common Stock for each share of Company Common Stock issuable pursuant to the Line of Credit as of September 30, 2021 (as if the Mergers were consummated on such date).

“Permits” shall have the meaning set forth in Section 2.11(b) of this Agreement.

“Permitted Liens” shall mean: (a) Liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Balance Sheet in accordance with GAAP, (b) Liens securing Debt that is reflected on the Balance Sheet; (c) statutory or common Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; (j) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease; or (k) restrictions associated with (1) Third Party rights and licenses set forth in Intellectual Property Contracts listed on Part 2.8(l) of the Company Disclosure Schedule or in Non-Scheduled Inbound Contracts or (2) non-exclusive rights granted under Intellectual Property by the Company pursuant to Company Intellectual Property Agreements or Non-Scheduled Outbound Contracts.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(a)(xv) of this Agreement.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and any portion of any Straddle Period ending on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean (i) all Taxes of or with respect to the Company for Pre-Closing Tax Periods, including employer-portion payroll and employment Taxes with respect to compensation accruing in any Pre-Closing Tax Period, regardless of when such Taxes are required to be paid (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, and (v) any Taxes imposed on income includible by the Subsidiaries of the Company pursuant to Sections 951, 951A or 965 of the Code arising out of, resulting from or attributable to income earned by any “controlled foreign corporation” (as such term is defined in Section 957 of the Code) in any Pre-Closing Tax Period. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period or imposed in connection with any transaction that is allocable to the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other flow-through Entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other flow-through Entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, will be allocated on a per diem basis, and the amount of other Taxes of the Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code, the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the applicable Subsidiary’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such Subsidiary that includes the Closing Date (determined as though such taxable year ended on the Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year.

“Privacy Laws” shall have the meaning set forth in Section 2.8(a)(xvi) of this Agreement.

“Process”, “Processed” or “Processing” shall have the meaning set forth in Section 2.8(a)(xvii) of this Agreement.

“Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Body and or Government Official.

“Real Property Leases” shall have the meaning set forth in Section 2.7 of this Agreement.

“Registration Statement” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Representatives” of a Person mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Company Stockholder Vote” shall mean with respect to the Company, the affirmative vote or consent Company Stockholders holding: (i) a majority of the issued and outstanding shares of Company Common Stock (including shares of Company Preferred Stock voting on an as-converted to Common Stock basis); (ii) a majority of the issued and outstanding shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (voting as a single class on an as-converted to Common Stock basis); (iii) a majority of the issued and outstanding shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock and Series C Preferred Stock (voting as a single class on an as-converted to Common Stock basis); (iv) a majority of the issued and outstanding shares of Series D Preferred Stock.

“Required Parent Stockholder Vote” shall mean the affirmative vote of the holders of Parent Common Stock who hold as of the applicable record date a majority of the votes entitled to vote on the adoption of this Agreement and the Merger and, if applicable, the issuance of the Parent Class B Common Stock contemplated by this Agreement.

“Altira Acquisition Agreement” shall have the meaning set forth in Section 5.12 of this Agreement.

“Securities Act” shall mean Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Incident” shall have the meaning set forth in Section 2.8(r)(iv) of this Agreement

“Securityholders” shall mean the holders of Company Capital Stock, Company Options, the Company Warrants, or other securities convertible into Company Capital Stock.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, $0.001 par value per share, of the Company.

“Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, $0.001 par value per share, of the Company.

“Series B-3 Preferred Stock” shall mean the Series B-3 Preferred Stock, $0.001 par value per share, of the Company.

“Series B-4 Preferred Stock” shall mean the Series B-4 Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

“Serious Adverse Event” shall have the meaning set forth in Section 2.25(q) of this Agreement.

“Shrink-Wrap Software” shall have the meaning set forth in Section 2.8(a)(xviii) of this Agreement.

“SOX” shall have the meaning set forth in Section 3.7(a) of this Agreement.

“Special Committee Recommendation” shall have the meaning set forth in the recitals of this Agreement.

“Specified Representations” shall mean the representations and warranties set forth in Sections Section 2.13 (Tax Matters), Section 2.19 (Authority; Binding Nature of Agreement) and Section 2.23 (Financial Advisor).

“Standard Form IP Agreement” means a Company form of a proprietary information and invention disclosure agreements or Intellectual Property assignment currently or historically (during the prior 3 years) used by the Company for Company Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Owned Intellectual Property.

“Statement No. 5” shall have the meaning set forth in Section 2.4(b) of this Agreement.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsequent Merger” shall have the meaning set forth in the recitals of this Agreement.

“Subsequent Merger Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Support Agreement” shall have the meaning set forth in the recitals.

“Surviving Company” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Takeover Inquiry” means, with respect to the Company, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company to Parent) that would reasonably be expected to lead to a Takeover Proposal.

“Takeover Proposal” means, with respect to the Company, an offer, proposal or indication of interest involving the Company and any Person relating to a Takeover Transaction; provided, however, that a “Takeover Proposal” shall not include (or take into account) the transactions contemplated by this Agreement.

“Takeover Statute” shall have the meaning set forth in Section 2.20 of this Agreement.

“Takeover Transaction” means, with respect to the Company, any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of any class of outstanding voting securities of the Company (including pursuant to any tender offer (including a self-tender) or exchange offer), in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting securities of the Company, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction in which the Company is a constituent party and which would result in a Person acquiring beneficial ownership of 15% or more of the outstanding voting securities of the Company or (iii) any sale, transfer or disposition of any business or businesses, or assets, of the Company which constitute 15% or more of the fair market value of the Company, or any liquidation or dissolution of the Company.

“Tax” means, to any extent relating to or inclusive of the Company (or any predecessor), any direct or indirect Subsidiary of the Company (or any predecessor): (a) any tax, charge, deficiency, duty, fee, levy, toll or other similar amount in each case in the nature of a tax (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration, value added, surtax, capital gains, goods and services, registration, alternative or add-on or other tax) assessed or otherwise imposed under the Code or any other similar applicable Law and or by the Internal Revenue Service or any other similar agency under any Governmental Body or any Government Official, together with any interest, penalties or any other additions or increases; (b) any liability for any amount described in clause (a) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Technology” shall have the meaning set forth in Section 2.8(a)(xix) of this Agreement.

“Third Party” shall mean, with respect to any party, any Person other than such party or an Affiliate of such party.

“Trade Secrets” shall have the meaning set forth in Section 2.8(a)(xx) of this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises or other compensatory payments in connection with the Contemplated Transactions to the extent the foregoing are paid on or about or prior to the Closing Date.

“Voting Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Withholding Agent” shall have the meaning set forth in Section 1.9(d) of this Agreement.